UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Hornbeck Offshore Services, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Hornbeck Offshore Services, Inc.

April 15, 2008

Dear Fellow Stockholder:

You are cordially invited to attend the 2008 Annual Meeting of Stockholders (the “Annual Meeting”) of Hornbeck Offshore Services, Inc. to be held at the Houston Airport Marriott at Bush Intercontinental Airport located at 18700 John F. Kennedy Boulevard, Tower Suites Level, Brazos A and B in Houston, Texas 77032 on Wednesday, May 28, 2008 at 9:00 a.m., Central Daylight Time. For those of you who cannot be present at the Annual Meeting, we urge that you participate by indicating your choices on the proxy card provided to you and completing and returning it at your earliest convenience. If you sign and return your proxy card without specifying your choices, it will be understood that you wish to have your shares voted in accordance with our Board of Directors’ recommendations.

This booklet includes the Notice of Annual Meeting of Stockholders and the Proxy Statement, which contains details of the business to be conducted at the Annual Meeting. At the Annual Meeting, you will have an opportunity to discuss each item of business described in the Notice of Annual Meeting of Stockholders and Proxy Statement and to ask questions about our operations and the Company.

Our 2007 Annual Report to Stockholders, which is not part of the Proxy Statement, provides additional information regarding our financial results for the fiscal year ended December 31, 2007.

It is important that your shares are represented at the Annual Meeting, whether or not you are able to attend personally. Accordingly, please complete, sign, date and return the proxy card as promptly as possible in the envelope provided, or submit your proxy by telephone or Internet, as described in the proxy card. If you do attend the Annual Meeting, you may withdraw your proxy and vote your shares in person.

On behalf of our Board of Directors, thank you for your cooperation and continued support.

Sincerely,

Todd M. Hornbeck
Chairman, President and Chief Executive Officer

Hornbeck Offshore Services, Inc.

Notice of Annual Meeting of Stockholders

April 15, 2008

Notice is hereby given that the 2008 Annual Meeting of Stockholders (the “Annual Meeting”) of Hornbeck Offshore Services, Inc., a Delaware corporation (the “Company”), will be held on Wednesday, May 28, 2008 at 9:00 a.m., Central Daylight Time, at the Houston Airport Marriott at Bush Intercontinental Airport located at 18700 John F. Kennedy Boulevard, Tower Suites Level, Brazos A and B in Houston, Texas 77032, for the following purposes, as more fully described in the accompanying Proxy Statement:

1.	to elect two Class III directors to serve on the Company’s Board of Directors for terms of three years or until their successors are duly elected and qualified or until the earlier of their death, resignation or removal;

2.	to ratify the reappointment of Ernst & Young LLP as the Company’s independent registered public accountants and auditors for the fiscal year ending December 31, 2008; and

3.	to transact such other business as may properly come before the Annual Meeting and any postponement(s) or adjournment(s) thereof.

All stockholders are cordially invited to attend the Annual Meeting in person. However, to ensure that each stockholder’s vote is counted at the Annual Meeting, stockholders are requested to complete, sign, date and return the proxy card provided to you as promptly as possible in the envelope provided, or to submit their proxy by telephone or Internet, as described in the proxy card previously mailed to you. Stockholders attending the Annual Meeting may vote in person even if they have previously returned proxy cards.

Only stockholders of record as of the close of business on April 7, 2008 are entitled to receive notice of and to vote at the Annual Meeting and any postponement(s) or adjournment(s) thereof. A list of such stockholders shall be open to the examination of any stockholder of record at the Company’s offices during normal business hours for a period of ten days prior to the Annual Meeting, and shall also be open for examination at the Annual Meeting and any postponement(s) or adjournment(s) thereof.

By Order of the Board of Directors,
Paul M. Ordogne
Corporate Secretary

Covington, Louisiana

April 15, 2008

IT IS IMPORTANT THAT YOUR SHARES OF COMMON STOCK BE REPRESENTED AT THE ANNUAL MEETING REGARDLESS OF THE NUMBER OF SHARES YOU HOLD. PLEASE COMPLETE, SIGN AND MAIL THE PROXY IN THE ENVELOPE PROVIDED EVEN IF YOU INTEND TO BE PRESENT AT THE ANNUAL MEETING. RETURNING THE PROXY WILL NOT LIMIT YOUR RIGHT TO VOTE IN PERSON OR TO ATTEND THE ANNUAL MEETING, BUT WILL ENSURE YOUR REPRESENTATION IF YOU CANNOT ATTEND. IF YOU HAVE SHARES OF COMMON STOCK IN MORE THAN ONE NAME, OR IF YOUR SHARES ARE REGISTERED IN MORE THAN ONE WAY, YOU MAY RECEIVE MORE THAN ONE COPY OF THE PROXY MATERIAL. IF SO, SIGN AND RETURN EACH OF THE PROXY CARDS YOU RECEIVE SO THAT ALL OF YOUR SHARES MAY BE VOTED. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE ITS USE.

Hornbeck Offshore Services, Inc.

103 Northpark Boulevard, Suite 300

Covington, Louisiana 70433

PROXY STATEMENT

April 15, 2008

General Information

The 2007 Annual Report to Stockholders, including financial statements, will be made available to stockholders together with these proxy materials on or about April 15, 2008.

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board” or the “Board of Directors”) of Hornbeck Offshore Services, Inc. (“Hornbeck Offshore” or the “Company”), for the 2008 Annual Meeting of Stockholders to be held on May 28, 2008, and any postponement(s) or adjournment(s) thereof (the “Annual Meeting”). This Proxy Statement and the accompanying Notice of Annual Meeting and form of proxy are first being made available to stockholders on or about April 15, 2008.

Record Date and Voting Securities

Stockholders of record as of the close of business on April 7, 2008 (the “Record Date”) are entitled to receive notice of and to vote at the Annual Meeting. There were 26,009,475 shares of our common stock issued and outstanding on the Record Date. Each outstanding share of common stock is entitled to one vote upon each matter properly submitted to a vote at the Annual Meeting.

Stockholders that are entitled to vote at the Annual Meeting may do so in person at the Annual Meeting, or by proxy submitted by mail, telephone or Internet as described on the notice and access card.

Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Broker non-votes occur when a broker or other nominee does not have discretionary authority to vote the shares with respect to a particular matter and has not received voting instructions from the beneficial owner with respect to that matter.

The vote of a plurality of the shares entitled to vote and represented at a meeting at which a quorum is present is required for the election of directors. Thus, broker non-votes and abstentions will have no effect on the election of directors.

The affirmative vote of a majority of the shares of common stock entitled to vote and represented in person or by proxy at a meeting at which a quorum is present is required to approve the proposals relating to the approval of the ratification of the reappointment of independent registered public accountants and auditors. Shares represented at the Annual Meeting that abstain with respect to this proposal will be considered in determining whether the requisite number of affirmative votes are cast on such matter. Accordingly, such abstentions will have the same effect as a vote against the ratification of the reappointment of independent registered accountants and auditors, as applicable. Broker non-votes will not be treated as shares represented at the Annual Meeting and are not entitled to vote for purposes of this proposal, and therefore will have no effect.

Quorum

Except as may be otherwise required by law or the Company’s Second Restated Certificate of Incorporation (“Certificate of Incorporation”) or Fourth Restated Bylaws (“Bylaws”), the holders of a majority of the Company’s shares of common stock entitled to vote and present in person or represented by proxy shall constitute a quorum at a meeting of the stockholders. The persons whom we appoint to act as inspectors of election will determine whether a quorum exists. Shares of the Company’s common stock represented by properly executed and returned proxies will be treated as present. Shares of the Company’s common stock present or represented at the Annual Meeting that abstain from voting or that are the subject of broker non-votes will be counted as present for purposes of determining a quorum.

How Your Proxy Will be Voted on Actions to be Taken

The Board of Directors is soliciting a proxy in the enclosed form to provide you with an opportunity to vote on all matters scheduled to come before the Annual Meeting, whether or not you attend in person.

Granting Your Proxy. If you properly execute and return a proxy in the enclosed form, your shares of common stock will be voted as you specify. If you make no specifications, your proxy representing our common stock will be voted:

•	“FOR” each of the proposed director nominees; and

•	“FOR” the ratification of the reappointment of independent registered public accountants and auditors.

We expect no matters to be presented for action at the Annual Meeting other than the items described in this Proxy Statement. By signing and returning the proxy, however, you will give to the persons named as proxies therein discretionary voting authority with respect to any other matter that may properly come before the Annual Meeting, and they intend to vote on any such other matter in accordance with their best judgment.

Revoking Your Proxy. If you submit a proxy, you may subsequently revoke it or submit a revised proxy at any time before it is voted. You may also attend the Annual Meeting in person and vote by ballot, which would cancel any proxy that you previously submitted. If you wish to vote in person at the Annual Meeting but hold your stock in street name (that is, in the name of a broker, bank or other institution), then you must have a proxy from the broker, bank or institution in order to vote at the Annual Meeting.

Proxy Solicitation

We will pay all expenses of soliciting proxies for the Annual Meeting. In addition to solicitations by mail, arrangements have been made for brokers and nominees to send proxy materials to their principals, and we will reimburse them for their reasonable expenses. We may have our employees or other representatives (who will receive no additional compensation for their services) solicit proxies by telephone, telecopy, personal interview or other means.

Stockholder Proposals

If you want us to consider including a proposal in next year’s proxy statement, you must deliver it in writing to the Corporate Secretary, Hornbeck Offshore Services, Inc., 103 Northpark Boulevard, Suite 300, Covington, Louisiana 70433 by no later than December 7, 2008.

If you want to present a proposal at the 2009 Annual Meeting of Stockholders in person but do not wish to have it included in our proxy statement, you must submit it in writing to our Corporate Secretary, at the above address, by January 30, 2009 to be considered timely, in accordance with the specific procedural requirements set forth in our Bylaws. If you would like a copy of these procedures, please contact our Corporate Secretary for a copy of our Bylaws.

Pursuant to the rules of the Securities Exchange Act of 1934, as amended, or the Exchange Act, the Company may use discretionary authority to vote with respect to stockholder proposals presented in person at the 2008 Annual Meeting if the stockholder making the proposal has not given the Company timely notice of such proposal.

Delivery of One Proxy Statement and Annual Report to a Single Household to Reduce Duplicate Mailings

Each year in connection with the annual meeting of stockholders, we are required to send to each stockholder of record a notice and access card to the proxy statement and annual report, and to arrange for a proxy statement and annual report to be provided to each beneficial stockholder whose shares are held by or in the name of a broker, bank, trust or other nominee. Because some stockholders hold shares of the Company’s common stock in multiple accounts, this process results in duplicate mailings of notice and access cards to stockholders who share the same address. Stockholders may avoid receiving duplicate mailings and save us the cost of producing and mailing duplicate documents as follows:

Stockholders of Record. If your shares are registered in your own name and you are interested in consenting to the delivery of a single proxy statement or annual report, you may contact the Company by mail at 103 Northpark Boulevard, Suite 300, Covington, Louisiana 70433, by telephone at (985) 727-2000 or by e-mail at ir@hornbeckoffshore.com.

Beneficial Stockholders. If your shares are not registered in your own name, your broker, bank, trust or other nominee that holds your shares may have asked you to consent to the delivery of a single proxy statement or annual report if there are other Hornbeck Offshore stockholders who share an address with you. If you currently receive more than one proxy statement or annual report at your household, and would like to receive only one copy of each in the future, you should contact your nominee.

Right to Request Separate Copies. If you consent to the delivery of a single proxy statement and annual report but later decide that you would prefer to receive a separate copy of the proxy statement or annual report, as applicable, for each stockholder sharing your address, then please notify us or your nominee, as applicable, and we or they will promptly deliver such additional proxy statements or annual reports. If you wish to receive a separate copy of the proxy statement or annual report for each stockholder sharing your address in the future, you may contact the Company by mail at 103 Northpark Boulevard, Suite 300, Covington, Louisiana, 70433, by telephone at (985) 727-2000 or by e-mail at ir@hornbeckoffshore.com.

Proposal No. 1 – Election of Directors

Term of Directors

Our Certificate of Incorporation and Bylaws provide that the Board of Directors is classified into three classes. These are designated as Class I directors, Class II directors and Class III directors, with members of each class holding office for staggered three-year terms. Vacancies on the Board resulting from death, resignation, disqualification, removal or other causes may be filled by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum of the Board is present, or by a sole remaining director.

There are currently two Class III directors, whose terms expire at the 2008 Annual Meeting of Stockholders, three Class II directors, whose terms expire at the 2009 Annual Meeting of Stockholders, and two Class I directors, whose terms expire at the 2010 Annual Meeting of Stockholders, or, in all cases, until their successors are duly qualified and elected or until their earlier death, resignation or removal in accordance with the Bylaws.

Director Nominees and Voting

The Board of Directors has nominated for election as directors the two persons named below. Our Bylaws require that our directors be stockholders of the Company. Each of the nominees for election as Class III directors is currently on the Board and has indicated his willingness to serve, if elected, but if either should be unable or unwilling to serve, proxies may be voted for a substitute nominee designated by the Board. If elected at the Annual Meeting, each of the two nominees will serve until the 2011 Annual Meeting of Stockholders (subject to the election and qualification of his or her successor and to his or her earlier death, resignation or removal). See “Nomination Process” below for additional information on the nomination of directors.

If any nominee should be unavailable for election as a result of an unexpected occurrence, the Board’s proxies shall vote such shares for the election of such substitute nominee as the Board of Directors may propose. It is not anticipated that any nominee will be unable or unwilling to serve as a director if elected.

The names, ages as of April 7, 2008, principal occupations and other information concerning each nominee for Class III director, are set forth below.

Todd M. Hornbeck, 39, has served as our President and as a director since he co-founded the Company in June 1997. Until February 2002, he also served as Chief Operating Officer. In February 2002, Mr. Todd Hornbeck was appointed Chief Executive Officer and in May 2005, he was appointed Chairman of the Board of Directors. Until February 2007, he also served as our Secretary. Mr. Todd Hornbeck worked for the original Hornbeck Offshore Services, Inc., from 1991 to 1996, serving in various positions relating to business strategy and development. Following its merger with Tidewater Inc. (NYSE:TDW) in March 1996, he accepted a position as Marketing Director—Gulf of Mexico with Tidewater, where his responsibilities included managing relationships and overall business development in the U.S. Gulf of Mexico region. He remained with Tidewater until our formation. Mr. Todd Hornbeck currently serves on the Board of Directors of both the National Ocean Industries Association and the Offshore Marine Service Association, and is a member of the

International Support Vessel Owners’ Association. Mr. Todd Hornbeck is the son of Larry D. Hornbeck, one of our directors.

Patricia B. Melcher, 48, has served as one of our directors since October 2002. Since November 2004, she has co-owned and managed Go Appetit Foods, LLC (formerly Allegretto Ventures, LLC), a privately-owned company manufacturing all natural foods and beverages, and was named Chief Executive Officer in February 2006. From 1997 to 2006, Ms. Melcher served as the President of Allegro Capital Management, Inc., a privately-owned investment company focused on private equity investments in and consulting to energy-related companies, and served as Interim CEO of Petrocom Energy Ltd., a privately held energy trading firm, from October 1, 2003 to April 1, 2004. From 1989 to 1994, she worked for SCF Partners, L.P., an investment fund sponsor specializing in private equity investments in oilfield service companies, and from 1995 to 1997, she served as a board member and advisory board member of its general partner, L.E. Simmons & Associates, Incorporated. From 1986 to 1989, Ms. Melcher worked for Simmons & Company International, an investment banking firm serving the energy industry.

The vote of a plurality of the shares entitled to vote and represented at a meeting at which a quorum is present is required for the election of directors.

The Board of Directors unanimously recommends that the stockholders vote “FOR” the election of each of the nominees.

Incumbent Class II Directors

The names, ages as of April 7, 2008, principal occupations and other information concerning each Class II director, are set forth below.

Larry D. Hornbeck, 69, has served as one of our directors since August 2001. An executive with over 30 years’ experience in the offshore supply vessel business worldwide, Mr. Larry Hornbeck was the founder of the original Hornbeck Offshore Services, Inc., a NASDAQ-listed publicly traded offshore service vessel company with over 100 vessels operating worldwide. From its inception in 1981 until its merger with Tidewater Inc. (NYSE:TDW), Mr. Larry Hornbeck served as its Chairman of the Board, President and Chief Executive Officer. Following the merger, Mr. Larry Hornbeck served as a director of Tidewater Inc. from March 1996 until October 2000. From 1969 to 1980, Mr. Larry Hornbeck was Chairman, President and Chief Executive Officer of Sealcraft Operators, Inc., a publicly held, specialty service offshore supply vessel company operating worldwide. Mr. Larry Hornbeck is the father of Todd M. Hornbeck, our Chairman, President and Chief Executive Officer.

Steven W. Krablin, 57, was appointed to our Board of Directors as a Class II Director in August 2005. On April 2, 2008, Mr. Krablin was named as Executive Vice President and Chief Financial Officer of privately-held IDM Group, designers and manufacturers of world class drilling systems for the international energy industry. From January 1996 until April 2005, Mr. Krablin served as the Senior Vice President and Chief Financial Officer of National Oilwell, Inc. (NYSE:NOI), a major manufacturer and distributor of oil and gas drilling equipment and related services for land and offshore drilling rigs. In March 2005, National Oilwell merged with Varco International, Inc. (NYSE:VRC) to become National Oilwell Varco, Inc. (NYSE:NOV). Prior to 1996, Mr. Krablin served as Senior Vice President and Chief Financial

Officer of Enterra Corporation until its merger with Weatherford International. Since November 2004, Mr. Krablin has also served as a director of Penn Virginia Corporation (NYSE:PVA), an energy company engaged in the exploration, acquisition, development and production of crude oil and natural gas. PVA is also the general partner and largest unit holder in Penn Virginia Resource Partners, L.P. (NYSE: PVR), which manages coal properties and related assets and operates a midstream natural gas gathering and processing business. Since July 2006, Mr. Krablin has served as a director of Chart Industries, Inc. (NASDAQ:GTLS), a global manufacturer of standard and custom-engineered products and systems for cryogenic and heat-transfer applications. Mr. Krablin is a certified public accountant.

David A. Trice, 59, has served as one of our directors since October 2002. Mr. Trice has served as the President of Newfield Exploration Company (NYSE:NFX), an independent oil and gas company engaged in the exploration, development and acquisition of crude oil and natural gas properties, since May 1999. At Newfield, he has also served as the Chairman of the Board since September 2004, Chief Executive Officer since February 2000 and as a director since 2000. From May 1999 to February 2000, he served as Chief Operating Officer of Newfield and from July 1997 to May 1999, he served as its Vice President—Finance and International. Mr. Trice served as the President, Chief Executive Officer and Director of the Huffco Group, an international exploration and production company, from 1991 to July 1997. Since March 2004, Mr. Trice has served as a director of New Jersey Resources (NYSE: NJR), a retail and wholesale energy service company which provides distribution services to customers in New Jersey and in states from the Gulf coast to New England and Canada. NJR is a Fortune 1000 company and a member of the Forbes Platinum 400. Mr. Trice has served as a director of Grant Prideco, Inc. (NYSE: GRP), a drill stem technology and drill pipe manufacturing company, since May 2003.

Incumbent Class I Directors

The names, ages as of April 7, 2008, principal occupations and other information concerning each Class I director, are set forth below.

Bruce W. Hunt, 50, has served as one of our directors since August 1997 and was appointed Lead Independent Director in May 2005. He has been President of Petrol Marine Corporation since 1988 and President and Director of Petro-Hunt, L.L.C. since 1997, each of which is an energy-related company. Mr. Hunt served as a director of the original Hornbeck Offshore Services, Inc., a NASDAQ-listed publicly traded offshore service vessel company, from November 1992 to March 1996, when it merged with Tidewater Inc.

Bernie W. Stewart, 63, has served as one of our directors since November 2001 and served as our Chairman of the Board from February 2002 to May 2005. Mr. Stewart was Senior Vice President, Operations of R&B Falcon Corporation (NYSE:FLC), a contract drilling company, and President of R&B Falcon Drilling U.S., its domestic operating subsidiary, from May 1999 until R&B Falcon Corporation merged with Transocean Sedco Forex Inc. (NYSE:RIG) in January 2001. Between April 1996 and May 1999, he served as Chief Operating Officer of R&B Falcon Holdings, Inc. and as its President from January 1998 until May 1999. From 1993 until joining R&B Falcon Holdings, he was Senior Vice President and Chief Operating Officer of the original Hornbeck Offshore Services, Inc., a NASDAQ-listed publicly traded offshore service vessel company, where he was responsible for overall supervision of the company’s operations. From 1986 until 1993, he was President of Western Oceanics, Inc., an offshore drilling contractor. Since leaving R&B Falcon Corporation upon its merger with Transocean Sedco Forex, Mr. Stewart has been an independent business consultant.

Board Structure, Committee Composition and Meetings

As of the date of this Proxy Statement, the Board of Directors was comprised of seven members, divided into three classes as described under “Term of Directors” above. Our Board has a standing audit committee, compensation committee and nominating/corporate governance committee. The Board may also establish other committees from time to time as necessary to facilitate the management of the business and affairs of the Company and to comply with the corporate governance rules of the NYSE.

The Board is comprised of a majority of independent directors including a Lead Independent Director. The Board has determined that Ms. Patricia A. Melcher and Messrs. Bruce W. Hunt, Bernie W. Stewart, Steven W. Krablin and David A. Trice are “independent” for purposes of Section 303A of the New York Stock Exchange (“NYSE”) Listed Company Manual, and that the members of the audit committee are also independent for purposes of Section 10A(m)(3) of the Exchange Act, and Section 303A.07 of the NYSE Listed Company Manual. The Board based its determinations of independence primarily on a review of the responses our directors provided to questions regarding employment and compensation history, affiliations and family and other relationships. In the case of Mr. David A. Trice, the Board considered the business transactions that have occurred between the Company and Newfield Exploration Company as described below under “Certain Relationships with Related Persons.” These transactions, taken in the aggregate, were not considered material to Newfield Exploration Company and did not exceed thresholds set forth in the applicable independence definitions. No other relationships between the Company and any independent directors were discerned.

During 2007, our Board of Directors held seven meetings and took action by unanimous written consent four times. All of the directors attended at least 75% of the aggregate number of meetings of the Board of Directors and of each committee of the Board on which they served. All directors are expected to attend Annual Meetings, and all but one of our directors attended our last Annual Meeting of Stockholders.

The Company has established Corporate Governance Guidelines, which may be found on the Governance page of the Company’s website, www.hornbeckoffshore.com. The Corporate Governance Guidelines include the definition of independence used by the Company to determine whether its directors and nominees for directors are independent, which are the same qualifications prescribed under the NYSE Listing Standards. Pursuant to the Company’s Corporate Governance Guidelines, our non-management directors are required to meet in separate sessions without management on a regularly scheduled basis four times a year. Generally, these meetings occur as an executive session without the management director in attendance in conjunction with regularly scheduled meetings of the Board throughout the year. Because the Chairman of the Board is also a member of management, the separate non-management sessions are presided over by the Lead Independent Director or in his absence by a director elected by a majority of the non-management directors. If the non-management directors include directors that are not independent directors (as determined by our Board), the non-management directors’ separate session is presided over by the Lead Independent Director or in his absence by an independent director elected by a majority of the independent directors.

Committees of the Board of Directors

Audit Committee

The Board of Directors has established an audit committee currently comprised of Ms. Melcher and Messrs. Hunt, Krablin, and Stewart. The audit committee operates under a written charter adopted by the Board of Directors. The Board has determined that each director currently serving on the audit committee meets the independence requirements of the NYSE and satisfies the financial literacy requirements of the NYSE. The Board has also determined that Ms. Melcher and Mr. Krablin qualify as “audit committee financial experts” as defined in Item 407(d)(5)(ii) of Regulation S-K of the Exchange Act. Each of Ms. Melcher and Mr. Krablin is financially literate and has accounting or related financial management expertise, as described in their biographical information under “Director Nominees and Voting” above. The audit committee met four times during 2007 and took action by unanimous consent once in 2007.

In addition to certain duties prescribed by applicable law, the audit committee is charged, under its written charter, to select and engage the independent public accountants to audit our annual financial statements, subject to stockholder ratification. The audit committee also establishes the scope of, and oversees the annual audit and approves any other services provided by public accounting firms. Furthermore, the audit committee provides assistance to the Board in fulfilling its oversight responsibility to the stockholders, potential stockholders, the investment community and others relating to the integrity of our financial statements, our compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence, the performance of our internal audit function and independent auditor, and oversees our system of disclosure controls and procedures and system of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established. In doing so, it is the responsibility of the audit committee to maintain free and open communication between the audit committee and our independent auditors, the internal auditing function and management of the company. See “Audit Committee Report” below for further information on the functions of the audit committee.

Compensation Committee

The Board of Directors has established a compensation committee currently comprised of Messrs. Krablin, Stewart, and Trice. The compensation committee operates under a written charter adopted by the Board of Directors. In addition to certain duties prescribed by applicable law, the compensation committee is charged, under its written charter, to address all forms of compensation of the Company’s executive officers and directors. The compensation committee approves and monitors annual executive and director compensation over the course of each year and as part of the Company’s annual budget process. The compensation committee has sole authority to retain compensation consultants and may not form or delegate authority to subcommittees without Board approval. See “Compensation Discussion and Analysis” below for additional information on the Company’s procedures for consideration and determination of executive and director compensation.

Our Board has determined that each member of the compensation committee meets the independence requirements of the NYSE. The compensation committee met four times during 2007 and took action by unanimous consent twice in 2007.

Nominating/Corporate Governance Committee

Our Board of Directors has also established a nominating/corporate governance committee, currently comprised of Messrs. Trice, Hunt and Stewart. In addition to certain duties prescribed by NYSE listing requirements, the committee is charged, under its written charter, to develop, review and recommend to the Board a set of corporate governance principles for the Company, and to identify, review and recommend to the Board possible candidates for Board membership.

Our Board has determined that each member of the nominating/corporate governance committee meets the independence requirements of the NYSE. The nominating/corporate governance committee met two times and did not take any action by unanimous written consent during 2007.

Availability of Certain Committee Charters and Other Information

The charters for our audit, compensation and nominating/corporate governance committees, as well as our Corporate Governance Guidelines, Procedures for Communication with Directors, Employee Code of Business Conduct and Ethics (which applies to all employees, including our Chief Executive Officer and certain Financial and Accounting Officers), and Code of Business Conduct and Ethics for Members of the Board of Directors, can all be found, free of charge, on the Governance page of the Company’s website, www.hornbeckoffshore.com. We intend to disclose any changes to or waivers from the Employee Code of Business Conduct and Ethics that would otherwise be required to be disclosed under Item 5.05 of Form 8-K on our website. We will also provide printed copies of these materials to any stockholder or other interested person upon request to Hornbeck Offshore Services, Inc., Attn: Samuel A. Giberga, 103 Northpark Boulevard, Suite 300, Covington, Louisiana 70433. The information on our website is not, and shall not be deemed to be, a part of this report or incorporated into any other filings we make with the Securities and Exchange Commission, or the Commission.

We also make available on our website, free of charge, access to our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and any amendments to those reports, as well as other documents that we file with or furnish to the Commission pursuant to Sections 13(a) or 15(d) of the Exchange Act, as soon as reasonably practicable after such documents are filed with, or furnished to, the Commission.

Nomination Process

It is our Board of Director’s responsibility to nominate members for election to the Board and for filling vacancies on the Board that may occur between annual meetings of stockholders. The nominating/corporate governance committee assists the Board by identifying and reviewing potential candidates for Board membership consistent with criteria approved by the Board. The nominating/corporate governance committee also annually recommends qualified candidates (which may include existing directors) for approval by the Board of a slate of nominees to be proposed for election to the Board at the annual meeting of stockholders. In February 2008, the nominating/corporate governance committee met and discussed the Class III director candidates, and recommended to the Board of Directors the reelection of the two candidates nominated above.

As provided in the Company’s Bylaws, the Board is authorized to nominate and elect a new director when a vacancy occurs between annual meetings of stockholders. In the event of a vacancy on the Board between annual meetings of the Company’s stockholders, the Board may request that the nominating/corporate governance committee identify, review and recommend qualified candidates for Board membership for Board consideration to fill such vacancies, if the Board determines that such vacancies will be filled. The Company’s Bylaws allow for up to nine directors. At present, the Company has seven directors and the Board has not taken action to add any additional directors. The Board is permitted by the Bylaws to create a new directorship upon the affirmative vote of 66 2/3% of the directors then in office and to fill existing or newly created directorship slots by a majority vote of the directors then in office.

When formulating its recommendations for potential Board nominees, the nominating/corporate governance committee seeks and considers advice and recommendations from management, other members of the Board and may seek or consider advice and recommendations from consultants, outside counsel, accountants, or other advisors as the nominating/corporate governance committee or the Board may deem appropriate.

Board membership criteria, which are disclosed in the Company’s Corporate Governance Guidelines on the Governance page of the Company’s website, www.hornbeckoffshore.com, are determined by the Board, with input from the nominating/corporate governance committee. The Board is responsible for periodically determining the appropriate skills, perspectives, experiences, and characteristics required of Board candidates, taking into account the Company’s needs and current make-up of the Board. This assessment should include appropriate knowledge, experience, and skills in areas deemed critical to understanding the Company and its business; personal characteristics, such as integrity and judgment; and the candidate’s commitments to the boards of other companies. Each Board member is expected to ensure that other existing and planned future commitments do not materially interfere with the member’s service as a director and that he or she devotes the time necessary to discharge his or her duties as a director. The Board believes the qualification guidelines included as Exhibit A to the Company’s Corporate Governance Guidelines are currently appropriate, but it may change these guidelines as the Company’s and Board’s needs warrant.

Nominations for Directors

The nominating/corporate governance committee will consider candidates for director nominees that are recommended by stockholders of the Company in the same manner as Board recommended nominees, in accordance with the procedures set forth in the Bylaws. Any such nominations should be submitted to the Board of Directors care of the Corporate Secretary, Hornbeck Offshore Services, Inc., 103 Northpark Boulevard, Suite 300, Covington, Louisiana 70433 and accompany it with the following information:

•

appropriate biographical information, a statement as to the qualifications of the nominee and any other information relating to such nominee that is required to be disclosed pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and

•	the name(s) and address(es) of the stockholder(s) making the nomination and the number of shares of the Company’s common stock that are owned beneficially and of record by such stockholder(s).

The written recommendation should be submitted within the time frame described under the caption “Stockholder Proposals” above.

Communications with the Board of Directors

The Board of Directors, of which a majority are independent, has unanimously approved a process for stockholders, or other interested persons, to communicate with the Board of Directors. This process is located on the Governance page of the Company’s website, www.hornbeckoffshore.com. The relevant document is titled “Procedures for Communication with Directors.”

In addition, stockholders, or other interested persons, wishing to communicate with our Board of Directors for Anonymous Complaints about Accounting, Internal Accounting Control and Auditing Issues may call the Company’s toll-free Governance Hotline at 1-800-506-6374. Our audit committee monitors these calls. All calls are documented, and those reports that are deemed to be substantive will be passed on to the Board. Stockholders, or other interested persons, calling the hotline should provide a sufficiently detailed description of the nature of the matter that the person wishes to communicate with the Board, as well as a name, telephone number, email address, or other contact information so that the Company can either respond to the communication or obtain additional information about the matter.

Proposal No. 2 – Selection and Ratification of the Independent Registered Public Accountants and Auditors

Our audit committee and Board of Directors seek stockholder ratification of the reappointment of Ernst & Young LLP to act as the independent registered public accountants and auditors of our consolidated financial statements for the 2008 fiscal year. If the stockholders do not ratify the appointment of Ernst & Young, the audit committee will reconsider this appointment. Representatives of Ernst & Young are expected to be present at the Annual Meeting to respond to appropriate questions, and those representatives will also have an opportunity to make a statement if they desire to do so.

The affirmative vote of a majority of the shares of common stock entitled to vote and represented in person or by proxy at a meeting at which a quorum is present is required to ratify the selection of the independent auditors.

The Board of Directors unanimously recommends that the stockholders vote “FOR” the ratification of the reappointment of Ernst & Young LLP as the Company’s independent registered public accountants and auditors for fiscal year 2008.

Independent Auditors and Fees

Ernst & Young LLP, certified public accountants, began serving as the Company’s independent auditors in 2002. The audit committee approved the reappointment of Ernst & Young LLP as independent registered public accountants and auditors for the 2008 fiscal year, subject to ratification by the stockholders.

The following table presents fees for professional audit services rendered by Ernst & Young for the audit of the Company’s annual financial statements for the years ended December 31, 2007 and December 31, 2006, and fees billed for other services rendered by Ernst & Young during those periods.

	Year Ended December 31,
	2007	2006
Audit fees (1)	$272,000	$392,870
Audit related fees (2)	—	14,080
Tax fees (3)	44,800	198,525

Total	$316,800	$605,475

(1)	Audit fees: Consists of fees billed for professional services rendered for the audit of the Company’s consolidated financial statements, for the review of the interim condensed consolidated financial statements included in quarterly reports, services that are normally provided by Ernst & Young in connection with statutory and regulatory filings or engagements and attest services, except those not required by statute or regulation.
(2)	Audit related fees: Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” These services include accounting consultations in connection with acquisitions, attest services that are not required by statute or regulation, and consultations concerning financial accounting and reporting standards.
(3)	Tax fees: Consists of tax compliance and preparation and other tax services. Tax compliance and preparation consists of fees billed for professional services related to federal, state and international tax compliance, assistance with tax audits and appeals, assistance related to the impact of mergers and acquisitions, and tax return preparation. Other tax services consist of fees billed for other miscellaneous tax consulting and planning.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors.

The audit committee is responsible for appointing, setting compensation, and overseeing the work of the independent auditors. The audit committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent auditors. Requests for approval are generally submitted at a meeting of the audit committee. The audit committee may delegate pre-approval authority to a committee member, provided that any decisions made by such member shall be presented to the full committee at its next scheduled meeting.

EXECUTIVE OFFICERS

The names, ages as of April 7, 2008, position and other information concerning our named executive officers are set forth below.

Name	Age	Position
Todd M. Hornbeck	39	Chairman, President and Chief Executive Officer
Carl G. Annessa	51	Executive Vice President and Chief Operating Officer
James O. Harp, Jr.	47	Executive Vice President and Chief Financial Officer
Samuel A. Giberga	46	Senior Vice President and General Counsel
John S. Cook	38	Vice President and Chief Information Officer

Todd M. Hornbeck has served as our President and as a director since he co-founded the Company in June 1997. Until February 2002, he also served as Chief Operating Officer. In February 2002, he was appointed Chief Executive Officer. In May 2005, he was appointed Chairman of the Board. Until February 2007, he also served as our Secretary. Please refer to “Incumbent Class III Directors” above for additional information with respect to Mr. Todd Hornbeck’s background and experience.

Carl G. Annessa was appointed Executive Vice President in February 2005. Prior to that time, Mr. Annessa served as our Vice President of Operations beginning in September 1997. In February 2002, he was appointed Vice President and Chief Operating Officer. Mr. Annessa is responsible for operational oversight and design and implementation of our vessel construction programs. Prior to joining us, he was employed for 17 years by Tidewater Inc. (NYSE:TDW) in various technical and operational management positions, including management of large fleets of offshore supply vessels in the Arabian Gulf, Caribbean and West African markets, and was responsible for the design of several of Tidewater’s vessels. Mr. Annessa was employed for two years by Avondale Shipyards, Inc. as a naval architect before joining Tidewater. Mr. Annessa received a degree in naval architecture and mechanical engineering from the University of Michigan in 1979.

James O. Harp, Jr. was appointed Executive Vice President in February 2005. Prior to that time, Mr. Harp served as our Vice President and Chief Financial Officer beginning in January 2001. Before joining us, Mr. Harp served as Vice President in the Energy Group of RBC Dominion Securities Corporation, an investment banking firm, from August 1999 to January 2001, and as Vice President in the Energy Group of Jefferies & Company, Inc., an investment banking firm, from June 1997 to August 1999. During his investment banking career, Mr. Harp worked extensively with marine-related oil service companies, including as our investment banker in connection with our private placement of common stock in November 2000. From July 1982 to June 1997, he held roles of increasing responsibility in the tax section of Arthur Andersen LLP, ultimately serving as a Tax Principal, and had a significant concentration of international clients in the oil service and maritime industries. Since April 1992, he has also served as Treasurer and Director of SEISCO, Inc., a privately held seismic brokerage company that he co-founded. Mr. Harp is an inactive certified public accountant in Louisiana.

Samuel A. Giberga was appointed Senior Vice President in February 2005. Mr. Giberga has also served as our General Counsel since January 2004. Prior to joining us, Mr. Giberga was engaged in the private practice of law for fourteen years. Mr. Giberga was a partner in the New Orleans based law firm of Correro, Fishman, Haygood, Phelps, Walmsley & Casteix from February 2000 to December 2003 and served as a partner at Rice, Fowler, Kingsmill, Vance & Flint, LLP from March 1996 to February 2000. During his legal career, Mr. Giberga has worked extensively with marine and energy service companies in a variety of contexts with a significant concentration in general business, international and intellectual property matters. He was also a co-founder of Maritime Claims Americas, L.L.C., which operates a network of correspondent offices for marine protection and indemnity associations throughout Latin America. From June 2005 through February 2007, Mr. Giberga served as a director of the American Steamship Owners Mutual Protection and Indemnity Association Inc. (the American Club), a mutual protection and indemnity association in which the Company’s principal operating subsidiaries were entered as members. Mr. Giberga also served as an adjunct professor in intellectual property law matters at Loyola University Law School in New Orleans.

John S. Cook was appointed Vice President and designated an Executive Officer in February 2006. Mr. Cook has served as our Chief Information Officer since May 2002. Before joining us, Mr. Cook held roles of increasing responsibility in the business consulting section of Arthur Andersen LLP from January 1992 to May 2002, ultimately serving as a Senior Manager. During his consulting career, Mr. Cook assisted numerous marine and energy service companies in various business process and information technology initiatives, including strategic planning and enterprise software implementations. Mr. Cook is a certified public accountant in Louisiana and is a member of the American Institute of Certified Public Accountants and the Society of Louisiana Certified Public Accountants and is a Certified Information Systems Auditor and a Project Management Professional.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Philosophies and objectives of the Company’s executive compensation program

The Company’s executive compensation programs reflect its entrepreneurial culture and philosophy that executives 1) are hired to devise and execute strategies that create long-term stockholder value consistent with the Company’s mission statement; and 2) are appropriately rewarded for doing so. The objectives of our executive compensation programs are 1) to attract and retain executives that possess abilities essential to the Company’s long-term competitiveness and success; 2) to support a performance-oriented environment; and 3) to create a culture of ownership allowing executives to share meaningfully with stockholders in the long-term enhancement of stockholder value.

The Company’s compensation program for executive officers rewards the following attributes:

•	Performance. The Company rewards decision-making that achieves operating results that increase stockholder value over the long-term.

•

Excellence. The Company expects its executive officers to discharge their duties with excellence and professionalism. The Company expects a high level of enthusiasm, diligence, analytical rigor, business acumen and attention to detail.

•	Leadership. Executives of the Company are expected to demonstrate leadership.

•	Teamwork. Executives are evaluated as members of a team, not merely as individuals.

•

Loyalty. We promote a culture of ownership throughout the Company and reward all employees, including our named executive officers, who remain dedicated to the Company over the long-term with equity ownership opportunities.

The elements of compensation used by the Company

The Company’s executive compensation program is comprised of the following elements:

•	Base Salary

•	Cash Incentive Compensation and, when appropriate, Cash Bonuses

•	Equity Incentive Compensation

•	Benefits and Certain Perquisites

Generally. The compensation committee considers Company and individual-specific historical information and data derived from market sources, including data regarding certain peer companies, as points of reference for the appropriate mix of compensation elements. The composition of our peer group was recommended by our compensation consultant Mercer Human Resources Consulting, or Mercer, in 2005. A discussion concerning how we conduct comparisons with that group is described in the section entitled “How and why we benchmark executive compensation against our peers” on pages 22 and 23 below. To effectively attract, retain and incentivize the best possible executive talent, the Company believes that an executive’s total potential compensation should be attractive, but not guaranteed. The total amount of cash compensation that our executives can earn is contingent upon the Company achieving certain performance measures that are established by the compensation committee. The compensation committee believes these performance measures are set at levels that require “stretch” and effort by the Company’s executives.

Base Salary. The Company pays base salary to executive officers in order to compensate them for day-to-day services rendered to the Company over the course of each year. Salaries for executive officers are reviewed annually by the compensation committee. In determining individual salaries, the compensation committee considers the scope of the executive’s job responsibilities, unique skill sets and experience, individual contributions, market conditions, current compensation as compared to peer and competitor companies, as well as the specific actions and strategic activities of such executive officer for the prior year and the financial budget of the Company for the coming year. In 2007, the compensation committee increased the base salaries of each of our named executive officers by percentages ranging between 11% and 16%. The base salary increases were given after the compensation committee reviewed peer and competitor company compensation data indicating that the base salaries of our named executive officers in 2006 were below the market median. In addition, the compensation committee considered the overall performance and increasing size of the Company as well as the recommendations of the Chief Executive Officer, as it concerned the compensation of the other named executive officers.

Cash Incentive Compensation and Bonuses. The Company utilizes cash incentive pay in order to incentivize the achievement of specific operating results each year and to encourage short-term performance. The program for awarding annual cash incentive pay is identical for all of our named executive officers and is described in the employment agreements of Messrs. Hornbeck, Annessa and Harp. The program provides for cash incentive payments comprised of two components. The first component is based on the Company achieving a target level of earnings before interest, taxes, depreciation and amortization, or EBITDA, as adjusted by loss on early extinguishment of debt (if applicable), or adjusted EBITDA, established at the beginning of the year by the compensation committee. A discussion concerning our use of adjusted EBITDA in connection with compensation-related matters is described in the section entitled “How and why we use adjusted EBITDA as the performance measure to determine whether cash compensation has been earned” on pages 23 and 24 below. The compensation committee also reviews the recommended cash incentive compensation potential of each executive officer not subject to an employment agreement, and may revise, upward or downward, the threshold, target and maximum percentages of base salary that can be awarded to each of them as compensation under the first component. The table below demonstrates the eligibility of each named executive officer for the first component of cash incentive compensation in 2007.

Executive	Title	Minimum Cash Incentive Compensation @ 80% of Plan (% of Base Salary)	Cash Incentive Compensation @ 100% of Plan (% of Base Salary)	Maximum Cash Incentive Compensation @ 120% of Plan (% of Base Salary)
Hornbeck, Todd M.	Chairman, President & CEO	10.00%	50.00%	100.00%
Annessa, Carl G.	Executive Vice President & COO	10.00%	37.50%	75.00%
Harp, James O., Jr.	Executive Vice President & CFO	10.00%	37.50%	75.00%
Giberga, Samuel A.	Senior Vice President & General Counsel	6.25%	25.00%	43.75%
Cook, John S.	Vice President & CIO	6.25%	25.00%	43.75%

If the Company achieves an adjusted EBITDA of between 80% and 100%, or between 100% and 120%, of the adjusted EBITDA target, cash incentive compensation is paid in an amount equal to the percentage of base salary that will be earned by the named executive officers as determined by the compensation committee based on the actual adjusted EBITDA achieved, interpolated on a straight-line basis between 80% and 100%, or 100% and 120%, as applicable. Notwithstanding the foregoing, in accordance with the employment agreements, the compensation committee, in its sole discretion, may award a bonus to the named executive officers under the first component for an adjusted EBITDA achievement percentage that is less than 80%, and the compensation committee, in its sole discretion, may award an additional bonus to the named executive officers for an adjusted EBITDA achievement percentage in excess of 120%. In 2007, the adjusted EBITDA target was set approximately 9% higher than the prior year’s adjusted EBITDA target.

The second component of annual cash incentive compensation represents approximately 50% of the aggregate potential cash incentive compensation that can be earned by our named executive officers and is determined by the compensation committee in its sole discretion based on an evaluation of Company and individual performance. For each of the last three years, this component of cash incentive compensation has been equal to the cash award under the first component described above. In extraordinary circumstances, such as the Company’s initial public offering of common stock in 2004 or the Sea Mar acquisition in 2007, the compensation committee can, and has, awarded event-driven bonuses that exceed the incentive cash compensation derived under the formulaic approach of the first component and the correlative second component applicable to the named executive officers.

The Company exceeded the adjusted EBITDA target for 2007 by 18%, exclusive of the effect of the Company’s acquisition of the Sea Mar Fleet from certain affiliates of Nabors Industries, Ltd. during the third quarter. This performance entitled each of the named executive officers to receive cash incentive compensation according to a sliding scale formula allowed under the first component of the program described above. The compensation committee exercised its discretion to award each of the named executive officers additional cash incentive compensation under the second component of the program described above, in an amount equal to that which was received under the first component. The compensation committee also awarded an additional discretionary cash bonus to the named executive officers in recognition of the individual contribution made by each of the executive officers in accomplishing and integrating the 2007 Sea Mar acquisition.

The compensation committee has determined a new adjusted EBITDA target for 2008, which represents an approximately 68% increase over the target established for 2007. The 2008 target takes into account the full-year contribution in 2008 of the Sea Mar vessels acquired in August 2007, as well as the expected partial-year contribution from the delivery in 2008 of newbuild vessels presently under construction and/or conversion. The compensation committee has evaluated the potential cash incentive payments that may be earned in 2008 and has determined that, if the adjusted EBITDA target is achieved, the total cash compensation that our named executive officers can earn in 2008 will generally be below the fiftieth percentile for total cash compensation of the peer group designed by our compensation consultant. If the adjusted EBITDA target is exceeded by 20% or more, the cash compensation that can be awarded will generally equal or exceed the sixtieth percentile for total cash compensation of our peers. If the adjusted EBITDA target is not achieved, the potential total cash compensation of our named executive officers is expected to be significantly less than the fiftieth percentile of such market. Based on the day-to-day operating challenges confronted by the Company, the compensation committee believes that these levels of potential total cash compensation are reasonable, competitive in the market place and in-line with the Company’s compensation philosophy and objectives.

Equity Incentive Compensation. The Company believes that the interests of stockholders are best served when a meaningful portion of employee compensation is tied to equity ownership. Pursuant to the Company’s incentive compensation plan, the compensation committee is authorized to grant stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards and other equity-based awards. Historically, the Company has used a combination of stock options and restricted stock awards as a means to incentivize long-term employment and performance and to align individual compensation with the objective of building long-term stockholder value. The Company uses equity incentive compensation as a means of encouraging a “culture of ownership” among all employees, including our named executive officers. The compensation committee believes that by using equity forms of incentive compensation, the interests of the Company’s shareholders and the Company’s management and employees remain aligned over the long-term. The compensation committee exercises discretion in determining the number and type of equity awards to be given to our named executive officers as long-term incentive compensation. In exercising its discretion, the compensation committee considers a number of factors, including individual responsibilities, competitive market data, stock price performance, and individual and Company performance. Subject to the express provisions of the incentive compensation plan and direction from the Board, the compensation committee is authorized, among other things, (i) to select the executives to whom equity awards will be granted; (ii) to determine the type, size and terms and conditions of equity awards, including vesting provisions and whether such equity awards will be time or performance-based; and (iii) to establish the terms for treatment of equity awards upon a termination of employment. The compensation committee’s practice is to award options at an exercise price, and restricted stock awards and restricted stock unit awards based on a price, equal to the New York Stock Exchange’s closing price of the Company’s common stock on the effective date of the grant. Such grants are typically made to named executive officers at the February meetings of the Board and the compensation committee each year, which usually precede the public announcement of the Company’s fourth quarter earnings for the prior year by a few days.

In setting individual awards for the annual grants made in 2006 and 2007, the compensation committee considered incentive levels that were recommended by Mercer in its 2005 report. In February 2006, for the named executive officers other than the chief executive officer, the compensation committee targeted a 50% allocation of the total long-term equity incentive value to be comprised of stock options with the remaining 50% to be comprised of long-term restricted stock unit awards. For our Chief Executive Officer, the allocation was roughly 64% stock options and 36% restricted stock. For the long-term equity incentive grants awarded in February 2007 and February 2008, the Company used a combination of time-vesting and performance-vesting restricted stock unit awards. No stock options were granted to our named executive officers or any other employee in 2007 or during the annual compensation process in February 2008.

Restricted stock awards given to named executive officers in February 2006 are dependent on 1) such officer’s service for three years following the grant and 2) the Company achieving specified relative stock price performance objectives over such three-year period compared to an industry peer group including companies that comprise the PHLX Oil Services Index, or OSX, plus three additional public peers in the energy-related marine industry. In 2007, the compensation committee determined that it would rely only upon restricted stock units as the principal means of the Company’s equity incentive compensation. The compensation committee changed its approach to equity incentive compensation by awarding restricted stock unit awards in 2007 in order to better align the long-term retention objective of these awards with the expected creation of shareholder value over the long-term. Vesting of restricted stock units awarded in February 2007 and February 2008 occurs in two equal tranches. The first tranche vests upon an officer’s continued service for three years following the grant. The second tranche is performance-vested and is dependent upon 1) such officer’s service for three years following the grant and 2) the Company achieving specified relative stock price performance objectives over such three-year period compared to the aforementioned industry peer group. In February 2008, the compensation committee also awarded each of the named executive officers a discretionary grant of time-based restricted stock unit awards that vest upon such officer’s service for one year following the grant. This discretionary grant of time-based awards was in consideration of the executives’ role in the successful acquisition and integration of the Sea Mar Fleet during 2007.

Benefits and Perquisites. The Company provides the named executive officers and other employees with perquisites and other personal benefits as part of providing a competitive executive compensation program and for employee retention. The following table generally identifies the Company’s benefit plans and identifies those employees who may be eligible to participate. The named executive officers participate in the following benefit plans in the same manner that our employees do, except where noted as below:

Benefit Plan	Executive Officers	Certain Managers	Full-time Employees	Notes
Medical Insurance	X	X	X	(1)
Dental Insurance	X	X	X	(1)
Vision Insurance	X	X	X
Employee Assistance Plan	X	X	X
Life and Disability Insurance	X	X	X	(2)
Flexible Spending Accounts	X	X	X
Employee Stock Purchase Plan	X	X	X
401(k) Plan	X	X	X

(1)	In 2007, Messrs. Todd Hornbeck, Carl Annessa and James Harp had a supplemental medical insurance policy that pays all out-of-pocket medical and dental expenses. In 2008, the benefits of this plan have been extended to Messrs. Giberga and Cook.
(2)	The named executive officers and certain other officers have company-paid basic life and accidental death and dismemberment insurance of 1.5 times their salary, up to $300,000. All other employees have company-paid basic life and accidental death and dismemberment insurance of 1.5 times their salary, up to $100,000. In addition, the Chief Executive Officer and each of the Company’s vice presidents are entitled to disability benefits as long as they are disabled from performing their own occupation. For all other employees, they are entitled to disability benefits up to 36 months if they are disabled from performing their own occupation, and after 36 months they must be unable to work in any occupation.

The Company believes it should provide limited perquisites for executive officers. As a result, the Company has historically given nominal perquisites. The following table generally illustrates the perquisites we do and do not provide and identifies those employees who may be eligible to receive them:

Type of Perquisite	Executive Officers	Certain Managers	Certain Full Time Employees
Company Vehicle	X(1)	Not offered	Not offered
Vehicle Allowance	Not offered	X	X
Supplemental Medical Insurance	X(2)	Not offered	Not offered
Country Club Memberships	Not offered	Not offered	Not offered
Dwellings for Personal Use	Not offered	Not offered	Not offered
Security Services	Not offered	Not offered	Not offered
Supplemental Executive Retirement Program (SERP)	Not offered	Not offered	Not offered
Deferred Compensation Plan	X(3)	Not offered	Not offered

(1)	Applicable to Messrs. Todd Hornbeck, Carl Annessa and James Harp.
(2)	See footnote 1 to the immediately preceding table.
(3)	A Deferred Compensation Plan was adopted by the Board of Directors during 2007. However, no matching provision has been authorized under the plan and no executive has availed himself of plan participation.

How the elements of compensation fit into our overall compensation objectives

Consistent with the Company’s compensation philosophy and objectives discussed above, the compensation committee believes that its use of the three primary components of compensation described above provides competitive salaries, allows opportunities for significant cash incentive compensation to encourage short-term performance and establishes significant long-term equity incentive opportunities aligned with stockholder interests. The Company also adds value to the compensation package of its executives through certain perquisites.

The role of the Compensation Committee

Our compensation committee is comprised solely of directors who (i) meet the independence requirements of Section 303A of the New York Stock Exchange (“NYSE”) Listed Company Manual and any other regulatory requirements, (ii) qualify as “Non-Employee Directors” under Rule 16b-3 of the Exchange Act, and (iii) satisfy the requirements of an “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code. The compensation committee is responsible for 1) establishing and administering an overall compensation program for our executive officers and approving all compensation for named executive officers; 2) establishing and administering the Company’s policies governing annual cash compensation and equity incentive awards for employees other than executive officers and 3) administering the Company’s incentive compensation and employee benefit plans. The compensation committee meets several times a year to analyze and discuss the Company’s compensation plans, proposals and other compensation-related issues. It also engages in several informal sessions with and without executive management. These sessions usually coincide with the Company’s annual budget process. At the regular meeting of the compensation committee in February of each year, the compensation committee determines and approves the award, if any, of prior year cash incentive compensation. In addition, at its February meeting, the compensation committee determines the current year’s annual compensation for our named executive officers, including the establishment of base salaries, determination of potential cash incentive compensation targets and participation levels of each named executive officer and approval of long-term incentive compensation awards. When appropriate, the compensation committee recommends to the full Board of Directors compensation or benefit policies or plans or amendments to existing policies or plans and amendments to employment agreements with executive officers. The Chief Executive Officer reviews the performance of the other executive officers and recommends to the compensation committee the base salary, cash incentive compensation, equity incentive compensation and other benefits for such officers. The compensation committee considers the Chief Executive Officer’s recommendations when establishing the base salary, cash incentive compensation, equity incentive compensation and other benefits for the other named executive officers.

The compensation committee analyzes tally sheets that are prepared by management. The purpose of these tally sheets is to compile in one place, segregated by compensation elements, the amount of actual and potential compensation that each of our named executive officers was paid in the prior year and is proposed to be paid in the current year. The tally sheets help ensure that there is a correlation between the Company’s compensation philosophy and objectives and the actual compensation of our executives. These tally sheets reflect all compensation and related commitments for executive officers, including base salary, annual performance-based cash incentives, cash bonuses, if applicable, outstanding and proposed stock options, restricted stock awards and restricted stock unit awards, benefits and perquisites. In 2008, the tally sheets also included the amounts that our named executive officers would receive in the event of a termination in their employment or change in control of the Company. The tally sheets and related discussions are intended to provide the compensation committee with a comprehensive single point of reference for all of the compensation earned by or proposed for our executives. The tally sheets are provided with benchmarking data for comparable executives in our peer group.

How and when we have used a compensation consultant

The compensation committee has the authority to directly engage independent consultants. On occasion, consultants have provided advice on compensation strategy and program design. Consultants have also been used to compare the Company’s compensation programs with those of other companies. In 2005, the compensation committee interviewed a total of five firms and then engaged Mercer to provide a study of our executive and director compensation and to advise appropriate strategies for motivating and rewarding our executives. As part of its report, Mercer designed a peer group that has been used, in part, by the Company in benchmarking the compensation of named executive officers with compensation earned by executives at comparable pay levels at other peer companies. The compensation committee took the study into account as a baseline tool in determining compensation in 2006, 2007 and 2008. The results of the study were supplemented in 2007 and 2008 by referring to more current survey data available to the Company through Equilar, Inc., or Equilar, an executive compensation data subscription service. We have selected Equilar as the source of public company filings based upon our consideration of the completeness and timeliness of the proxy data compiled and reported by Equilar. The compensation committee may in the future retain outside compensation consultants, such as Mercer, to review compensation issues.

How and why we benchmark executive compensation against our peers

We compete with other companies for executive talent. In so doing, we consider prevailing executive compensation trends in order to establish whether our compensation is appropriate, competitive and in-line with our overall executive compensation philosophy and objectives. The compensation committee considers competitive market data including compensation levels and other information derived from 1) public filings of publicly traded energy service companies (including publicly traded marine service companies, some of which are direct competitors) identified by Mercer as having sufficiently similar operating characteristics with the Company so as to provide a source of meaningful comparison, or our Industry Peers; and 2) published survey information for the energy industry as well as the broader commercial industry, or our General Market Peers. While the compensation committee has considered the compensation practices prevailing in both of the foregoing groups it tends to overweight our Industry Peers. Our competitive market is not comprised strictly of vessel owners because the competition we face for executive talent is not limited to marine companies and we believe that the number of such companies represents too small of a sample size for a reasonable comparison. Generally, the compensation committee considers how the compensation of our executives compares with the individual elements of, as well as the total direct compensation of, the named executive officers of our peers. The compensation committee has historically considered the median compensation levels determined at the fiftieth, sixtieth and seventy-fifth percentiles of our peers among the factors it uses when establishing executive compensation. Since the 2005 Mercer report, certain companies identified as Industry Peers have either been acquired by other Industry Peers or have undergone significant changes in their corporate structure. As data from the acquired members of our Industry Peers loses comparability or becomes unavailable, they have been or will be removed from the list. The companies included in the Industry Peer Group for 2007 were substantially the same as those listed in the 2005 Mercer report and consisted of the following:

Industry Peer Group
K-Sea Transportation LP (KSP)
Gulfmark Offshore Inc. (GLF)
US Shipping Partners LP (USS)
Maritrans Inc. (TUG)
Tidewater Inc. (TDW)
Seacor Holdings Inc. (CKH)
Overseas Shipholding Group (OSG)
OMI Corp (OMM)
Kirby Corp (KEX)
Oil States International Inc. (OIS)
Superior Energy Services Inc. (SPN)
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Oceaneering International (OII)

Since the 2005 Mercer study, the Company has assessed the relative competitiveness of its executive compensation program by referring to data compiled by Equilar from the public company filings of the Industry Peers filtered by position and/or pay rank. Using a methodology similar to that previously used by Mercer, in February 2007 we applied an aging factor based on recent survey data available from certain other third party sources to the compensation data produced by Equilar, as the company filings reflected executive compensation for fiscal years ending in 2005 and early 2006. This aging factor was not applied to the data produced by Equilar for purposes of the February 2008 executive compensation analysis notwithstanding the potential two-year time lag.

In 2007, total annual cash compensation, which consists of base salary and cash incentive compensation and bonuses, was targeted at the sixtieth percentile of the peer group to reflect the typical compensation level of these peer and competitor companies. Equity incentive compensation for our named executive officers was targeted at the seventy-fifth percentile of the peer group. Actual total annual cash compensation for 2007 was slightly above the fiftieth percentile and equity incentive compensation awarded in 2007 fell between the sixtieth and seventy-fifth percentile for our named executive officers taken as a group. Total direct compensation, including total annual cash and equity incentive compensation but excluding other compensation, fell between the sixtieth and seventy-fifth percentile for our named executive officers taken as a group.

The role of executive management in the compensation process

The compensation committee works with executive management with respect to the practical aspects of the design and execution of our executive compensation programs. Because our executives’ non-equity compensation is derived, in part, from the Company’s annual operating performance, the annual budget process is a key component of the process by which compensation is determined. In addition, and as part of the annual budget process, executive management makes proposals concerning compensation issues for the Company overall, including, proposed compensation elements, equity and non-equity incentive targets and the formulas used to determine whether such forms of compensation will be awarded to our employees. The Chief Executive Officer and other members of management also evaluate comparative data of the Industry Peers and the General Market Peers in order to compare proposed compensation against such peer companies and provide such information to the compensation committee. Following proposals made by executive management, including the Chief Executive Officer’s recommendations regarding the other named executive officers, the compensation committee engages in one or more discussion sessions, with and without executive management, in order to make a final determination of compensation for the named executive officers. Based upon prior experience, it is expected that the compensation committee will in the future accept certain proposals of executive management and reject or modify others.

How and why we use adjusted EBITDA as the performance measure to determine whether incentive cash compensation has been earned

We disclose and discuss EBITDA as a non-GAAP financial measure in our public releases, including quarterly earnings releases, investor conference calls and other filings with the Commission. EBITDA is used by management (i) as a supplemental internal measure for planning and forecasting overall expectations and for evaluating actual results against such expectations; (ii) to compare to the EBITDA of other companies when evaluating potential acquisitions; and (iii) to assess our ability to service existing fixed charges and incur additional indebtedness. Because of the significance of EBITDA to the Company as an analytical measure, the compensation committee uses EBITDA, adjusted for certain items, as the objective criterion for determining the amount of annual cash incentive compensation that may be paid to our executive officers and other shore-based employees. The adjustments that the compensation committee might make to EBITDA include adjustments for losses on early extinguishment of debt, stock-based compensation expense and interest income. The compensation committee will typically make these adjustments in years in which they have relevance to our compensation analysis and/or are unpredictable for budgeting purposes. In setting the adjusted EBITDA target used for purposes of determining eligibility for our cash incentive compensation each year, the compensation committee considers a host of financial metrics, including the Company’s historical performance relative to certain of the Industry Peers. Our goal is to ensure that management only begins to share, financially, in results after our stockholders have received an appropriate return on their invested capital. This approach has historically resulted in adjusted EBITDA targets that are designed to incentivize management to perform at demanding levels.

The adjusted EBITDA target is not necessarily the same as that which the Company may from time to time include in earnings guidance. However, if guidance for a year is given, the adjusted EBITDA target established at the beginning of the year is within the initial range of earnings guidance announced by the Company for that year. While the Company may alter its guidance range during the year, it has not, in the past, changed the adjusted EBITDA target other than, on occasion, to adjust for significant acquisitions or equity financings that may have occurred that were unanticipated at the time the adjusted EBITDA target was originally set.

The Company’s objective is to increase EBITDA in conjunction with the growth of our fleet and improving market conditions. For the last three years, the Company has met or exceeded its adjusted EBITDA target. The degree of difficulty in achieving our target adjusted EBITDA may substantially change due to a number of factors such as volatility in our vessel dayrates, changes in utilization, vessel incidents, postponed delivery of capital projects and other unforeseen matters. Many of these factors that may cause our actual financial results to vary from our earnings guidance and forecasts are outside of our control. Further detail of certain internal and external risks the Company faces can be found in our “Risk Factors” in the Company’s 2007 Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 29, 2008.

Management of dilution caused by equity compensation

Under our incentive compensation plan, the Company is authorized to issue a maximum of 3,500,000 shares of Common Stock as awards and, as of February 29, 2008, 434,200 remain available for future grants. The Company is mindful of dilution and the rate at which shares are used and intends to target an annual share usage level consistent with industry benchmarks compiled by reputable outside consultants, such as Mercer, and other independent third party sources. The actual annual usage rate based on shares granted divided by total shares outstanding is expected to vary from year to year, depending on the achievement of specified performance targets and objectives. In keeping with its overall compensation philosophy and entrepreneurial culture, the Company has historically granted a significant amount of stock-based compensation to employees other than its named executive officers, including for the past three years, its vessel personnel. Notwithstanding this policy of awarding stock ownership deep into the organization, the Company has remained within the industry benchmarks for annual usage. Overall, the shares granted to all employees in February 2006, February 2007 and February 2008 represented approximately 2.0%, 1.6% and 1.8% of the Company’s then-outstanding shares, respectively. Among the issues considered by the Company in deciding whether to award stock options, restricted stock awards, restricted stock unit awards or some other form of long-term equity incentive compensation is the relative dilutive impact to existing stockholders.

Tax and accounting treatment issues

Under Section 162(m) of the Code the Company may not deduct, for federal income tax purposes, certain forms of compensation in excess of $1,000,000 that is paid to a named executive officer that is employed by the Company at year-end. As part of its responsibilities, the compensation committee reviews and considers the deductibility of compensation paid to named executive officers under Section 162(m) of the Code, and, generally, has tried to design the compensation payable to the Company’s named executive officers so that it is fully deductible by the Company. The Company believes that the compensation currently being paid to its named executive officers is fully deductible by the Company for federal income tax purposes. The compensation committee believes that, in order to ensure competitive levels of total compensation for its named executive officers, there may be circumstances in which the Company’s interests are best served by approving compensation for its named executive officers that will not meet the requirements of Section 162(m) of the Code and, therefore, will not be deductible by the Company for federal income tax purposes. Accordingly, in the future, the compensation committee may approve compensation for one or more of its named executive officers that is not deductible for federal income tax purposes.

Under FAS 123R, the Company is required to record stock-based compensation expenses related to equity awards prior to the vesting of those awards, and, for certain performance-based restricted stock valued using a binomial lattice model, even if the vesting event does not occur. As a result, it is possible that the Company will record compensation expenses for certain restricted stock and restricted stock unit awards that are never earned by the employee.

Our review and analysis of the need for termination and change in control arrangements

The Company uses employment agreements in the Company’s retention efforts and can, under appropriate circumstances, use them for recruiting purposes. The Company has entered into long-term employment agreements with its three most senior executive officers. Todd M. Hornbeck serves as our President and Chief Executive Officer, Carl G. Annessa serves as our Executive Vice President and Chief Operating Officer and James O. Harp, Jr. serves as our Executive Vice President and Chief Financial Officer. Each long-term employment agreement has a current term expiring December 31, 2010. The terms of each agreement automatically extend for an additional year every January 1, unless notice of termination is given before such date by the employee or us. Under the terms of our incentive compensation plan, and our employment agreements, the Chief Executive Officer and the other executive officers named above are entitled to payments and benefits upon the occurrence of specified events including termination of employment without cause and upon a change in control of the Company. Pursuant to the terms of our incentive compensation plan, the other named executive officers are entitled to accelerated vesting of incentive compensation awards in the event of a change in control. The specific terms of these arrangements, as well as an estimate of the compensation that would have been payable had they been triggered as of fiscal year-end, are described in detail in the section entitled “Potential Payments Upon Termination or Change-in-Control” on pages 33 through 38, below.

In the case of each employment agreement, the terms of the termination and change in control arrangements were established through a process of arms-length negotiations between the Company and the named executive officers. In February 2007, the compensation committee reevaluated the terms of the employment agreements and determined to strengthen, and in the case of our Chief Executive Officer to add, provisions that restrict the ability of these individuals to compete with the Company following their termination of employment with the Company. In addition, the agreements were amended to add provisions that prohibit the solicitation of employees for a specified period following termination of employment and that enhance obligations concerning confidentiality of Company information. The foregoing restrictions were a significant factor considered by the compensation committee in agreeing to termination and change in control payments under the employment agreements. The age of our executives was also a factor in favor of our obtaining the foregoing restrictions in exchange for termination payments. All of our named executive officers are of such an age that if terminated, will likely continue working. It is also likely that any future employment would be with a competitor. Consequently, the compensation committee has determined that it is currently in the company’s best interest to have obtained such enhanced restrictions in exchange for termination and change in control payment provisions and gross-up provisions for (a) income taxes, if any, payable with respect to extended medical benefits and for (b) excise taxes payable with respect to any excess payments under Section 280G of the Code and for (c) excise taxes and all other taxes with respect to any gross-up payments under (b).

Our policies regarding trading in our securities by our executive officers

The Company has in effect a written Insider Trading Policy, which is applicable to all personnel. The policy forbids trading in our securities at any time the individual employee is in possession of material non-public information. In addition, irrespective of whether the individual employee is in possession of material non-public information, the policy prohibits trading at any time that the Company has closed its trading window. Since one effect of the trading window is to limit significantly the period of time in any given year in which trading in our securities may be undertaken by the Company’s officers, directors and certain of its shore-based employees, the Company has authorized the use of stock trading plans that comply with Rule 10b5-1 under the Exchange Act. Under such a qualified plan, trading may occur at any time pursuant to a pre-approved trading plan over which the officer or director has no discretion or control. In addition, the Insider Trading Policy contains a prohibition against writing or trading in options on our securities or otherwise engaging in derivative or hedging transactions involving our securities. In 2007, the Company amended its policy to restrict the ability of officers or directors, including our named executive officers, from engaging in margin transactions, pledging or otherwise using our securities to collateralize indebtedness, without authorization. While the Company encourages and promotes share ownership by all of its employees, it does not have a written policy concerning share ownership by executive officers or other employees.

Post year-end actions affecting compensation

As discussed above, in February of each year the compensation committee determines the cash incentive compensation and/or bonuses for the executive officers for services provided during the previous fiscal year. The compensation committee also determines equity incentive compensation awards for the named executive officers, taking into account services provided during the previous fiscal year and the intended incentive for long-term employment and performance.

All budgeted annual salaries, equity incentive awards, potential cash incentive awards and the adjusted EBITDA target related thereto applicable to the named executive officers are addressed by the Board of Directors in its approval of the Company’s final annual budget.

2007 SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation paid or earned by each of the named executive officers for the fiscal year ended December 31, 2007. Amounts listed under the column “Non-Equity Incentive Plan Compensation,” were determined by the Committee at its February 18, 2008 meeting and were paid shortly thereafter. The named executive officers also received payments that have been characterized as “Bonus” payments for the fiscal year ended December 31, 2007.

Name and Principal Position	Year	Salary ($) (1)	Bonus ($) (2)	Stock Awards ($) (3)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (5)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Todd M. Hornbeck	2007	$500,000	$50,000	$758,756	$205,416	$950,000	$—	$54,803	$2,518,975
Chairman, President & CEO	2006	450,000	—	160,060	499,895	900,000	—	47,032	2,056,987
Carl G. Annessa	2007	335,000	25,125	298,833	56,595	477,375	—	36,839	1,229,767
Executive Vice President & COO	2006	290,000	—	77,896	207,138	435,000	—	32,118	1,042,152
James O. Harp, Jr.	2007	300,000	22,500	298,833	56,595	427,500	—	37,564	1,142,992
Executive Vice President & CFO	2006	270,000	—	77,896	204,072	405,000	—	32,263	989,231
Samuel A. Giberga	2007	250,000	9,375	196,281	44,860	209,375	—	10,833	720,724
Sr. Vice President & General Counsel	2006	225,000	—	62,690	115,367	196,875	—	7,308	607,240
John S. Cook	2007	225,000	8,437	176,171	39,829	188,438	—	10,833	648,708
Vice President & CIO	2006	200,000	—	56,021	99,071	175,000	—	6,708	536,800

(1)	On February 18, 2008, the compensation committee increased the annual salaries to be paid to each of our named executive officers in 2008 to $575,000, $350,000, $350,000, $275,000 and $250,000, respectively.
(2)	The amounts in this column reflect a discretionary cash bonus made to our named executive officers for their role in the successful completion and integration of the August 2007 Sea Mar Fleet acquisition.
(3)	The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal years ended December 31, 2007 and December 31, 2006, in accordance with FAS 123R, including awards granted in years prior to December 31, 2006, pursuant to our incentive compensation plan. Assumptions used in the calculation of these amounts are included in Note 8 to the Company’s consolidated financial statements for year ended December 31, 2007 in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 29, 2008.
(4)	The amounts in this column reflect the cash incentive payments to the named executives under both components of annual cash incentive compensation pursuant to the incentive compensation plan and for Messrs. Todd Hornbeck, Annessa and Harp, their employment agreements. See “Compensation Discussion and Analysis” above for additional information on the cash incentive compensation components and see “Employment Agreements” below for additional information on the employment agreements.
(5)	The amounts in this column reflect for each named executive officer during 2007:
•	Matching contributions allocated by the Company to each of the named executive officers pursuant to the Hornbeck Offshore Services, Inc. 401(k) plan;
•	Premiums paid by the Company for term life insurance policies for each named executive officer;
•	Claims paid under the supplemental health insurance policies for Messrs. Todd Hornbeck, Annessa and Harp of $18,135, $ 13,955 and $7,082, respectively; and
•

Automobile, fuel and insurance expenses on Company-provided vehicles for Messrs. Todd Hornbeck, Annessa and Harp of $21,623, $12,776 and $18,924, respectively. The amounts reflect the actual lease payments through lease term, fuel and insurance costs for Messrs. Todd Hornbeck and Annessa. Messrs Hornbeck and Harp’s current automobiles are owned by the Company and their cost includes the 2007 depreciation of the vehicles and their actual fuel and insurance costs.

Employment Agreements

Todd M. Hornbeck serves as our President and Chief Executive Officer, Carl G. Annessa serves as our Executive Vice President and Chief Operating Officer and James O. Harp, Jr. serves as our Executive Vice President and Chief Financial Officer. Each of Messrs. Todd Hornbeck, Annessa and Harp serves under an employment agreement, as amended, with a current term expiring

December 31, 2010. The terms of each of their agreements automatically extend for an additional year every January 1, unless terminated before any such date by the employee or us.

For a detailed description of the determination of the base salary amounts and performance measures, please see the discussion above under the caption “Compensation Discussion and Analysis.”

For the fiscal year ended December 31, 2007, the employment agreements of Messrs. Todd Hornbeck, Annessa and Harp, in each case, as amended, provided for annual base salaries of $500,000, $335,000 and $300,000 respectively. Their annual base salaries for 2008 are $575,000, $350,000 and $350,000 respectively.

Equity Compensation Plan Information

Our Board of Directors and stockholders adopted an incentive compensation plan, which was amended and restated with their respective approvals in 2006. The purpose of the Second Amended and Restated Incentive Compensation Plan, or the incentive compensation plan, is to make awards with the purpose of strengthening our Company by providing an incentive to our employees, officers, consultants, non-employee directors and advisors to devote their abilities and energies to our success. The incentive compensation plan provides for the granting or awarding of incentive and nonqualified stock options, stock appreciation and dividend equivalent rights, restricted stock awards, restricted stock unit awards, performance awards and any other awards. All outstanding awards relate to our common stock. With the approval of our stockholders, we have reserved 3,500,000 shares of our common stock for issuance pursuant to awards made under the incentive compensation plan, of which 434,200 shares were available for future grants as of February 29, 2008. On May 3, 2005, our Board of Directors and stockholders adopted the Hornbeck Offshore Services, Inc. 2005 Employee Stock Purchase Plan, or ESPP. Under the ESPP, the Company is authorized to issue up to 700,000 shares of common stock to eligible employees of the Company and its designated subsidiaries, of which 655,590 shares were available for future issuance as of February 29, 2008.

The following table summarizes information as of December 31, 2007 about our plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (1)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))(3)
	(a)	(b)	(c)
Equity compensation plans approved by security holders	1,789,616	$18.14	1,558,884
Equity compensation plans not approved by security holders	—	—	—

Total	1,789,616	$18.14	1,558,884

(1)	This amount includes:
•	1,037,263 shares issuable upon the exercise of outstanding stock options;

•	197,201 shares governed by restricted stock awards granted in 2006; and
•	555,152 shares governed by restricted stock unit awards granted in 2006 and 2007;

but does not include the effect of 471,365 shares, at maximum potential, governed by restricted stock unit awards granted in connection with annual compensation reviews in early 2008 in part for services rendered in 2007. The restricted stock award and restricted stock unit award shares included in this table reflect the maximum potential shares to be issued upon performance-based and time-based vesting.

(2)	The weighted average exercise price of outstanding options, warrants and rights does not take into account restricted stock awards or restricted stock unit awards, since these awards have no exercise price.
(3)	This amount includes 903,294 and 655,590 shares of common stock available for future issuance under the incentive compensation plan and the ESPP, respectively.

The incentive compensation plan is administered by the compensation committee. Subject to the express provisions of the incentive compensation plan and directions from the Board, the committee is authorized, among other things:

•	to select the persons to whom stock, stock options and other awards will be granted;

•	to determine the type, size and terms and conditions of stock options, restricted stock, restricted stock units and other awards;

•	to establish the terms for treatment of stock options and other awards upon a termination of employment; and

•

to delegate to the Chief Executive Officer and to other senior officers of the Company its duties under the incentive compensation plan related to non-executive employee compensation pursuant to conditions or limitations as the compensation committee may establish, subject to certain limitations under the incentive compensation plan.

Under the incentive compensation plan, awards other than stock options and stock appreciation rights given to any of our executive officers whose compensation must be disclosed in our annual securities filings, in order to be fully deductible by the Company for federal income tax purposes, must be based on the attainment of certain performance goals established by the compensation committee. The compensation committee, generally, has tried to design the compensation payable to the Company’s named executive officers so that it is fully deductible by the Company. Under the incentive compensation plan, the performance measures that may be used by the compensation committee to establish any performance goal that must be attained are limited to earnings per share, return on assets, return on equity, return on capital, net profits after taxes, net profits before taxes, operating profits, EBITDA, stock price and sales or expenses. Additionally, material terms of the performance goals must include the maximum amount of compensation that could be paid to any employee, or the formula for calculating the amount of compensation payable if the goals are met; and both the goals and the formulas must be sufficiently objective so that a third party with knowledge of the relevant performance results could assess that the goals were met and calculate the amount to be paid.

Consistent with certain provisions of the Code, there are other restrictions providing for a maximum number of shares that may be granted in any one year to a named executive officer and a maximum amount of compensation payable as an award under the incentive compensation plan (other than stock options and stock appreciation rights) to a named executive officer.

2007 GRANTS OF PLAN-BASED AWARDS

The following table provides information about the equity and non-equity awards we made to our named executive officers under our incentive compensation plan during the year ended December 31, 2007.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($ / Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)		(i)	(j)	(k)	(l)
Todd M. Hornbeck	2/13/2007	$—	$—	$—	—	31,899		—	—	—	$874,990
Chairman, President & CEO	2/13/2007	—	—	—	—	31,899	63,798	—	—	—	2,134,681
Carl G. Annessa	2/13/2007	—	—	—	—	11,575		—	—	—	317,502
Executive Vice President & COO	2/13/2007	—	—	—	—	11,575	23,150	—	—	—	774,599
James O. Harp, Jr.	2/13/2007	—	—	—	—	11,575		—	—	—	317,502
Executive Vice President & CFO	2/13/2007	—	—	—	—	11,575	23,150	—	—	—	774,599
Samuel A. Giberga	2/13/2007	—	—	—	—	6,836		—	—	—	187,511
Sr. Vice President & General Counsel	2/13/2007	—	—	—	—	6,836	13,672	—	—	—	457,465
John S. Cook	2/13/2007	—	—	—	—	6,152		—	—	—	168,749
Vice President & CIO	2/13/2007	—	—	—	—	6,152	12,304	—	—	—	411,692

(1)	The Company has not made any awards under its incentive compensation plan that would result in estimated future payouts for purposes of this table. The actual amounts for the 2007 non-equity incentive plan awards paid to the named executive officers in early 2008 for services rendered in 2007 are shown above in the “2007 Summary Compensation Table” under the column heading “Non-Equity Incentive Plan Compensation.”
(2)	Amounts in these columns represent restricted stock unit awards granted to our named executive officers during 2007. The first tranche represents the number of shares and the related dollar amounts that will be received by the named executive officers under the restricted stock unit awards included in this column, which contain a time-vesting period of three years. The second tranche represents the number of shares and the related dollar amounts that will be received by the named executive officers under the restricted stock unit awards included in this column that will be calculated as a percentage of the target number of shares of restricted stock units awarded to the named executive officers, or the Target Shares, based on the relative stock price performance ranking of the Company compared to a defined peer group for the three-year period ending February 13, 2010, as follows: (1) if the Company ranks in the top 20%, the executive officer will receive 200% of the Target Shares; (2) if the Company ranks in the top 33 1/3% but below the top 20%, the named executive officer will receive between 150% and 200% of the Target Shares; (3) if the Company ranks in the top 50% but below the top 33 1/3%, the executive officer will receive between 100% and 150% of the Target Shares; (4) if the Company ranks in the top 66 2/3% but below the top 50%, the executive officer will receive between 50% and 100% of the Target Shares; and (5) if the Company ranks in the bottom 33 1/3%, the executive officer will receive no shares. Within categories (2), (3) and (4), the appropriate bonus and forfeiture factors related to the Target Shares amount will be interpolated on a straight-line basis between the two performance percentages. The peer group is comprised of the public companies in the PHLX Oil Services Index, or OSX, and three additional public peers in the energy-related offshore marine industry.

2007 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table summarizes the equity awards we have made to our named executive officers that are outstanding as of December 31, 2007.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#) (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($) (2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (4)
	Exercisable	Unexercisable
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Todd M. Hornbeck	16,333	32,667	—	$33.15	2/14/2016	—	—	30,000	$1,348,500
Chairman, President & CEO	36,666	18,334	—	23.10	2/22/2015	—	—	63,798	2,867,720
	60,000	—	—	13.83	2/17/2014	—	—	31,899	1,433,860
	25,500	—	—	11.20	3/13/2013	—	—	—	—
	27,100	—	—	6.63	3/9/2011	—	—	—	—

Carl G. Annessa	4,500	9,000	—	33.15	2/14/2016	—	—	14,600	656,270
Executive Vice President & COO	16,666	8,334	—	23.10	2/22/2015	—	—	23,150	1,040,593
	34,000	—	—	13.83	2/17/2014	—	—	11,575	520,296
	17,000	—	—	11.20	3/13/2013	—	—	—	—
	5,000	—	—	6.63	3/9/2011	—	—	—	—

James O. Harp, Jr.	4,500	9,000	—	33.15	2/14/2016	—	—	14,600	656,270
Executive Vice President & CFO	16,666	8,334	—	23.10	2/22/2015	—	—	23,150	1,040,593
	32,000	—	—	13.83	2/17/2014	—	—	11,575	520,296
	17,000	—	—	11.20	3/13/2013	—	—	—	—
	10,000	—	—	6.63	1/15/2011	—	—	—	—

Samuel A. Giberga	3,566	7,134	—	33.15	2/14/2016	—	—	11,750	528,162
Sr. Vice President & General Counsel	10,000 10,000	5,000 —	— —	23.10 13.83	2/22/2015 2/17/2014	— —	— —	13,672 6,836	614,556 307,278

John S. Cook	3,166	6,334	—	33.15	2/14/2016	—	—	10,500	471,976
Vice President & CIO	8,000	4,000	—	23.10	2/22/2015	—	—	12,304	553,065
	8,000	—	—	13.83	2/17/2014	—	—	6,152	276,532
	3,600	—	—	11.20	3/13/2013	—	—	—	—
	12,000	—	—	6.63	5/28/2012	—	—	—	—

(1)	All options listed in this column vest at a rate of 33 1/3% over the first three years starting on the first anniversary date of the ten-year option term.
(2)	Options granted in 2001 and February 2004 at exercise prices of $6.63 and $11.20 respectively, were awarded prior to the Company’s initial public offering of common stock in March 2004 and were priced by the compensation committee at that time, based in part, upon the actual offering price of our November 2000 private placement of common stock and/or historical valuation methodologies used in prior issuances of our common stock, consistently applied.
(3)	The first two tranches represent performance-based restricted stock shares that vest, depending on the Company’s relative stock price performance, versus its peer group, for the period from the grant date through February 14, 2009 and February 13, 2010, respectively. The number of performance-based restricted stock shares in this column reflects the maximum amount of shares that could be earned, which equals 200% of the Target Shares granted. The Target Shares granted on February 14, 2006 to Messrs. Todd Hornbeck, Annessa, Harp, Giberga and Cook were equivalent to 15,000, 7,300, 7,300, 5,875 and 5,250 shares, respectively. The Target Shares granted on February 13, 2007 to Messrs. Todd Hornbeck, Annessa, Harp, Giberga and Cook were equivalent to 31,899, 11,575, 11,575, 6,836 and 6,152 shares, respectively. If the payout of the restricted stock awards had occurred on December 31, 2007, based on the performance requirements defined in the award agreements, the named executive officers would have earned 50% and 133% of the Target Shares granted on February 14, 2006 and February 13, 2007, respectively, which does not reflect the amounts shown in this table. See footnote (2) to the “2007 Grants of Plan-Based Awards” table above for more detail regarding the performance criteria. The third tranche represents time-based restricted stock shares that will vest over a three-year period.
(4)	The amounts in this column equal the number of shares of restricted stock indicated in column (i) multiplied by the closing price of our common stock on December 31, 2007 of $44.95.

2007 OPTION EXERCISES AND STOCK VESTED TABLE

Our named executive officers did not exercise any option awards nor did any stock awards vest during the year ended December 31, 2007.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Potential payments upon termination or change in control to Messrs. Todd Hornbeck, Annessa and Harp are governed by the terms of their respective employment agreements. The other named executive officers are not covered under an employment agreement and any payment or the provision of other benefits to them or their respective estates would be determined by the terms of any applicable equity compensation award agreement or by the compensation committee in its discretion.

Payments Made Upon Termination Without Good Cause

Under the employment agreements, in the event any of Messrs. Todd Hornbeck, Annessa or Harp is terminated without “good cause” as defined in the employment agreements: (i) his unvested stock options and time-based restricted stock unit awards would vest upon the termination event, (ii) his performance-based restricted stock awards and restricted stock unit awards would vest at the higher of the number of shares that would otherwise be earned if the performance-vesting criteria were applied on the date of termination or the Target Share amount; and (iii) he would be entitled to his base salary, cash incentive compensation, automobile, and medical and other benefits through the actual expiration date of his agreement.

Payments Made Upon a Change in Control

For purposes of the employment agreements of Messrs. Todd Hornbeck, Annessa and Harp and the incentive compensation plan, a “change in control” means:

(1)	The obtaining by any party or group acting in concert (other than current stockholders or their affiliates) of 50% or more of the voting shares of the Company pursuant to a “tender offer” for such shares as provided under Rule 14d-2 promulgated under the Exchange Act, or any subsequent comparable federal rule or regulation governing tender offers;

(2)	Individuals who were members of the Company’s Board of Directors immediately prior to any particular meeting of any of the Company’s stockholders that involves a contest for the election of directors fail to constitute a majority of the members of the Company’s Board of Directors following such election;

(3)	The Company executing an agreement concerning the sale of substantially all of its assets to an outside purchaser;

(4)	The Company’s adoption of a plan of dissolution or liquidation; or

(5)	The Company executing an agreement concerning a merger or consolidation in which the Company is not the surviving corporation or if, immediately following such merger or consolidation, less than 50% of the surviving corporation’s outstanding voting stock is held by persons who were stockholders of the Company immediately prior to the merger or consolidation or their affiliates.

If we should undergo a change in control while the employment agreements are in effect and any of Messrs. Todd Hornbeck, Annessa or Harp is either constructively or actually terminated under the conditions set forth in his agreement, then he will be entitled to receive three times his salary for the year in which the termination occurs, three years of medical and other insurance benefits from the date of termination and, in general, three times the cash incentive compensation and bonus, if applicable, he received for the previous year. To the extent that such medical benefits may be taxable to the employee or his dependents, the Company would gross up the employee for such taxes based on the employee’s actual tax rate. In addition, under the employment agreements of Messrs. Hornbeck, Annessa and Harp and the applicable equity compensation award agreements of Messrs. Giberga and Cook, upon a change in control all unvested stock option shares and time-based restricted stock unit awards fully vest. Based on the compensation committee’s determination to treat all named executive officers similarly, upon a change in control the performance-based restricted stock awards and restricted stock unit awards of all named executive officers would vest at the higher of the number of shares that would otherwise be earned if the performance-vesting criteria were applied on the date immediately prior to the change in control or the Target Share amount.

In the event that it shall be determined that any payment by the Company to or for the benefit of Messrs. Todd Hornbeck, Annessa or Harp would be subject to the excise tax imposed by Section 4999 of the Code, or any successor provision thereto, by reason of being considered “contingent on a change in ownership or control” of the Company, within the meaning of Section 280G of the Code, or any successor provision thereto, or to any similar tax imposed by state or local law, or any interest or penalties with respect to such tax (such tax or taxes, together with any such interest and penalties, being hereafter collectively referred to as the “Excise Tax”), then such named executive officer shall be entitled to receive an additional payment or payments, or gross-up payment. The gross-up payment shall be in an amount such that after payment by such named executive officer of all taxes including any Excise Tax (and including any interest or penalties imposed with respect to such taxes and the Excise Tax, other than interest and penalties imposed by reason of such named executive officer’s failure to timely file a tax return or pay taxes shown due on such named executive officer’s return) imposed upon the gross-up payment, the amount of the gross-up payment retained by such named executive officer is equal to the Excise Tax imposed upon the payment.

Payments Made Upon Voluntary Termination or Termination with Cause

If the employment of any of Messrs. Todd Hornbeck, Annessa or Harp is terminated for good cause or if any of Messrs. Todd Hornbeck, Annessa or Harp voluntarily terminates his employment with the Company, the Company will pay any compensation earned but not paid to him prior to the effective date of termination. Mr. Todd Hornbeck may voluntarily terminate his employment by giving at least ninety days notice. Messrs. Annessa and Harp may voluntarily terminate their employment by giving at least thirty days notice. At that time, the Company would have the right to relieve the employee of his duties; however salary would continue during the notice period.

Payments Made Upon Death

Under the employment agreements, if Messrs. Todd Hornbeck, Annessa or Harp die during the term of his employment: (i) his unvested stock options and time-based restricted stock unit awards would vest upon the termination event, (ii) his performance-based restricted stock awards and restricted stock unit awards would vest at the higher of the number of shares that would otherwise be earned if the performance-vesting criteria were applied on the date of termination or the Target Share amount; and (iii) the Company shall pay to his estate the compensation that such executive would have earned through the date of death, including any bonus or cash incentive compensation earned but not yet paid, and his dependents would be entitled to benefits, including medical, and other benefits and use of a Company automobile for a period of one year from the date of death. Based on the compensation committee’s determination to treat all named executive officers similarly, in the event of death of Messrs. Giberga or Cook: (i) his performance-based restricted stock awards and restricted stock unit awards would vest at the higher of the number of shares that would otherwise be earned if the performance-vesting criteria were applied on the date of termination or the Target Share amount; (ii) his unvested stock options and time-based restricted stock unit awards would vest upon the termination event; and (iii) his estate would receive life insurance proceeds from the Company-paid term life insurance policies that were in effect on the date of his death.

Payments Made Upon Permanent Disability

Under the employment agreements, if Messrs. Todd Hornbeck, Annessa or Harp become permanently disabled during the term of his employment: (i) his unvested stock options and time-based restricted stock unit awards would vest upon the termination event, (ii) his performance-based restricted stock would vest at the higher of the number of shares that would otherwise be earned if the performance-vesting criteria were applied on the date of termination or the Target Share amount; and (iii) he would be entitled to (x) salary continuation benefits under the Company’s disability plan, which allows disability payments for as long as the plan participant is disabled from performing his own occupation (y) the compensation that such executive would have earned through the date of determination of permanent disability, including any bonus or cash incentive compensation earned but not yet paid, and (z) other benefits, including medical and use of a Company automobile for a period of one year from the date of determination of permanent disability. Based on the compensation committee’s determination to treat all named executive officers similarly, in the event Messrs. Giberga or Cook become permanently disabled: (i) his performance-based restricted stock awards and restricted stock unit awards would vest at the higher of the number of shares that would otherwise be earned if the performance-vesting criteria were applied on the date of termination or the Target Share amount; (ii) his unvested stock options and time-based restricted stock unit awards would vest upon the termination event; and (iii) he would be eligible to receive salary continuation benefits under the Company’s disability plan, which allows disability payments for as long as the plan participant is disabled from performing his own occupation.

Payments Made Upon Non-renewal of an Employment Agreement

If an employment agreement is not renewed, Messrs. Todd Hornbeck, Annessa and Harp would be entitled to receive an amount equal to one-half of the employee’s basic annualized salary for the year preceding such non-renewal.

Material Conditions and Obligations Under the Employment Agreements

Messrs. Todd Hornbeck, Annessa and Harp have each agreed that during the term of their respective agreements and for a period of two years after termination, they will not (1) be employed by or associated with or own more than 5% of the outstanding securities of any entity that competes with us in the locations in which we operate, (2) solicit any of our employees to terminate their employment or (3) accept employment with or payments from any of our clients or customers who did business with us while employed by us. We may elect to extend Messrs. Todd Hornbeck’s, Annessa’s or Harp’s noncompetition period for an additional year by paying his compensation and other benefits for an additional year.

The following table shows the amount of compensation payable to each to our named executive officers under existing contracts, agreements, plans or arrangements, whether written or unwritten, for various scenarios involving termination of employment or a change in control event. The amounts shown assume that such termination was effective as of December 31, 2007, and thus include amounts earned through such time and are estimates of the amounts which would be paid out to the named executive officers upon their termination. The equity value calculations use the closing price of our common stock as of December 31, 2007, which was $44.95. The actual amounts to be paid out can only be determined at the time of such executive’s separation from the Company.

2007 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Name	Benefit	Termination w/o Cause Before Change in Control		Change in Control		Actual or Constructive Termination After Change in Control (1)		Voluntary Termination	Death		Permanent Disability (2)		Non-Renewal of Employment Contract
Todd M. Hornbeck Chairman, President & CEO	Salary	$1,000,000		$—		$1,500,000		$—	$—		$—		$250,000
	Cash Incentive Compensation Medical, Dental and	3,000,000	(3)	—		2,700,000		—	1,000,000		1,000,000		—
	Life Insurance(4)	62,652		—		93,977		—	315,257	(5)	31,326		15,663
	Automobile	43,246		—		—		—	21,623		21,623		10,812
	Stock Option Vesting Acceleration	786,069		786,069	(6)(7)	786,069	(6)	—	786,069		786,069		—
	Stock Award Vesting Acceleration	4,015,144		4,015,144	(6)(7)	4,015,144	(6)	—	4,015,144		4,015,144		—
	Total	8,907,111		4,801,213		9,095,190		—	6,138,093		5,854,162		276,475

Carl G. Annessa	Salary	670,000		—		1,005,000		—	—		—		167,500
Executive Vice President & COO	Cash Incentive Compensation Medical, Dental and	1,507,500	(3)	—		1,305,000		—	502,500		502,500		—
	Life Insurance(4)	64,064		—		96,095		—	315,507	(5)	32,032		16,016
	Automobile	25,552		—		—		—	12,776		12,776		6,388
	Stock Option Vesting Acceleration	288,298		288,298	(6)(7)	288,298	(6)	—	288,298		288,298		—
	Stock Award Vesting Acceleration	1,540,425		1,540,425	(6)(7)	1,540,425	(6)	—	1,540,425		1,540,425		—
	Total	4,095,839		1,828,723		4,234,818		—	2,659,506		2,376,031		189,904

James O. Harp, Jr.	Salary	600,000		—		900,000		—	—		—		150,000
Executive Vice President & CFO	Cash Incentive Compensation Medical, Dental and	1,350,000	(3)	—		1,215,000		—	450,000		450,000		—
	Life Insurance(4)	61,623		—		92,435		—	315,978	(5)	30,812		15,406
	Automobile	37,848		—		—		—	18,924		18,924		9,462
	Stock Option Vesting Acceleration	288,298		288,298	(6)(7)	288,298	(6)	—	288,298		288,298		—
	Stock Award Vesting Acceleration	1,540,425		1,540,425	(6)(7)	1,540,425	(6)	—	1,540,425		1,540,425		—
	Total	3,878,194		1,828,723		4,036,158		—	2,613,625		2,328,459		174,868

Samuel A. Giberga	Salary	—		—		—		—	—		—		—
Sr. Vice President & General Counsel	Cash Incentive Compensation Medical, Dental and	—		—		—		—	—		—		—
	Life Insurance	—		—		—		—	300,000	(4)	—		—
	Automobile	—		—		—		—	—		—		—
	Stock Option Vesting Acceleration	—		193,431		—		—	193,431		193,431		—
	Stock Award Vesting Acceleration	—		980,039	(7)	—		—	980,039	(7)	980,039	(7)	—
	Total	—		1,173,470		—		—	1,473,470		1,173,470		—

John S. Cook	Salary	—		—		—		—	—		—		—
Vice President & CIO	Cash Incentive Compensation	—		—		—		—	—		—		—
	Medical, Dental and Life Insurance	—		—		—		—	300,000	(4)	—		—
	Automobile	—		—		—		—	—		—		—
	Stock Option Vesting Acceleration	—		162,141		—		—	162,141		162,141		—
	Stock Award Vesting Acceleration	—		880,308	(7)	—		—	880,308	(7)	880,308	(7)	—
	Total	—		1,042,449		—		—	1,342,449		1,042,449		—

(1)	Pursuant to the Company’s employment agreements with Messrs. Todd Hornbeck, Annessa and Harp, certain tax protection is provided in the form of a gross-up payment to reimburse the executive for any excise tax under Section 4999 of the Code as well as any additional income taxes resulting from such reimbursement. Section 4999 of the Code imposes a 20% non-deductible excise tax on the recipient of an “excess parachute payment” and Code Section 280G disallows the tax deduction to the payor of any amount of an excess parachute payment that is contingent on a change of control. If such additional excise tax is due, the Company has agreed to pay such tax on a “grossed-up” basis for those executives. These amounts are not included in the table above. Assuming termination in connection with a change of control on December 31, 2007, the Company estimates that the amount of these payments of excise and related taxes paid on behalf of with Messrs. Todd Hornbeck, Annessa and Harp would approximate $3,083,369, $1,477,665 and $1,378,520, respectively.

(2)	The named executive officers would also be eligible to receive salary continuation benefits under the Company’s disability plan, which is the same plan that all employees participate in after one year of service.
(3)	These amounts include cash incentive payments that the named executive officers would be entitled to receive for 2007, 2008 and 2009.
(4)	These amounts include estimated “gross up” payments on medical benefits, assuming such medical benefits are taxable to the named executive officer at a tax rate of 35%.
(5)	This amount includes $300,000 from life insurance proceeds payable to the named executive officer’s beneficiaries upon his death.
(6)	The acceleration of the vesting of equity plan awards happens upon the occurrence of a change in control and prior to an actual or constructive termination. The amounts that would be payable to Messrs. Todd Hornbeck, Annessa and Harp due to vesting acceleration are reflected in the column entitled “Change in Control” and are also reflected in the column entitled “Actual or Constructive Termination after Change in Control” in order to show the combined effect of a change in control and subsequent termination.
(7)	Pursuant to the Company’s incentive compensation plan, vesting may be accelerated if, in the discretion of the compensation committee or the Board of Directors, the acceleration of vesting would be in the best interests of the Company. These amounts reflect the vesting of performance-based restricted stock at the higher of the number of shares that would otherwise be earned if the performance-vesting criteria were applied on the date of termination or the Target Share amount.

Compensation of Directors

The table below summarizes the compensation paid by the Company to non-employee directors for the fiscal year ended December 31, 2007.

2007 Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1) (2)	Option Awards ($) (1) (3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Larry D. Hornbeck	$42,366	$244,588	$807	$—	$—	$—	$287,761
Bruce W. Hunt	44,100	244,588	807	—	—	—	289,495
Steven W. Krablin	53,700	82,603	23,383	—	—	—	159,686
Patricia B. Melcher	50,500	252,697	16,444	—	—	—	319,641
Bernie W. Stewart	47,300	244,588	16,444	—	—	—	308,332
David A. Trice	44,100	252,697	807	—	—	—	297,604

(1)	The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007, in accordance with FAS 123R of awards, including awards made in years prior to December 31, 2006, pursuant to the incentive compensation plan. Assumptions used in the calculation of these amounts are included in Note 8 to the Company’s consolidated financial statements for the fiscal year ended December 31, 2007 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 29, 2008.
(2)	The 2006 time-based grants have a grant date fair value of $33.15, which was the closing price on the date of grant. The annual 2007 time-based grants awarded in February 2007 have a grant date fair value of $27.43. The successive longevity grants awarded to Messrs. Larry Hornbeck, Hunt and Stewart in July 2007 have a grant date fair value of $39.74 and the successive longevity grants awarded to Ms. Melcher and Mr. Trice in October 2007 have a grant date fair value of $39.22. Messrs. Larry Hornbeck, Hunt and Stewart were all considered to be “eligible to retire”, as defined under FAS 123R, at the date of the grant under the rules of the incentive compensation plan and, therefore, all shares granted during 2007 were fully expensed upon the granting of their shares under FAS 123R. Ms. Melcher and Mr. Trice each became “eligible to retire” in October 2007, as defined under FAS 123R, and their successive longevity grants were fully expensed upon the granting of their shares under FAS 123R. Mr. Krablin had 3,000 shares of time-based restricted stock outstanding at December 31, 2007 and all of the remaining directors had 7,084 shares of time-based restricted stock outstanding at December 31, 2007.
(3)	At December 31, 2007, Mr. Larry Hornbeck had 24,125 options outstanding; Mr. Hunt had 33,725 options outstanding; Mr. Krablin had 4,000 options outstanding; Ms. Melcher had 9,659 options outstanding; Mr. Stewart had 35,219 options outstanding; and Mr. Trice had 12,125 options outstanding.

The Company uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board. In setting director compensation, the Company considers the significant amount of time that directors expend in fulfilling their duties to the Company as well as the skill-level required by the Company of members of its Board. Our Chairman, who is also our employee, receives no additional compensation for serving as a director.

Effective as of January 1, 2007, the Board of Directors approved a revised non-employee director compensation policy. For the fiscal year ended December 31, 2007, each non-employee director was entitled to receive an annual cash retainer of $32,500 and attendance fees of $1,200 for each Board meeting attended in person, $800 for each Board meeting attended by telephonic communications, and $800 for each committee meeting attended in person or by telephonic communications. The Chair of each of the audit and compensation committees was each entitled to an additional annual cash retainer of $8,000. Under the revised policy, non-employee directors are entitled to receive a minimum annual grant of options to purchase 4,000 shares of common stock or an award of 2,500 restricted shares of common stock, or some combination of the same, with such options or restricted shares being granted under the incentive compensation plan. The minimum annual grant or award is subject to annual review and may be increased at the discretion of the compensation committee.

The non-employee director compensation policy also provides for longevity service awards to non-employee directors. Upon completion of three years of service as a non-employee director, a director is granted shares of restricted stock and options to purchase the number of shares of common stock equaling 25% of the shares of restricted stock and options granted to such director over the previous three years. Upon completion of five years of service as a non-employee director, a director will be granted shares of restricted stock and options to purchase the number of shares of common stock equaling 50% of the shares of restricted stock and options granted to such director over the previous five years less the number of shares of restricted stock and shares covered by the options awarded to such director after three years of service. Thereafter, upon completion of each successive period of five years of service, a non-employee director will be granted shares of restricted stock and options to purchase the number of shares of common stock equaling 50% of the shares of restricted stock and options granted to such director over the previous five years.

After three years of service as a non-employee director, a non-employee director and his immediate family could elect to participate in the same insurance benefit programs sponsored by the Company on the same monetary terms as our employees. All directors are entitled to be reimbursed for their out-of-pocket expenses incurred in connection with serving on our Board.

Effective as of October 30, 2007, the independent members of the Board of Directors approved a letter agreement between the Company and Mr. Larry Hornbeck. Under the terms of such agreement, Mr. Larry Hornbeck agreed, among other things, to make himself available to the Company, the Board of Directors or any committee of the Board of Directors to assist in the assessment of potential targets for acquisitions, to travel for Company projects, to attend industry meetings and to provide assistance in other ways, in exchange for consideration of $1,500 per month as additional director compensation, to be paid quarterly, in addition to reimbursement for his out-of-pocket expenses incurred in providing such services.

In addition to the cash compensation received for their service as directors during 2007 under the terms of the revised non-employee director compensation policy described above, effective February 18, 2008, the compensation committee awarded each of the following non-employee directors 3,000 shares as restricted stock units: Ms. Melcher and Messrs. Larry Hornbeck, Hunt, Krablin, Stewart and Trice. The forfeiture provisions of these restricted stock unit awards lapse on February 19, 2009. On February 18, 2008, the compensation committee approved an increase, effective January 1, 2008, in attendance fees to $1,500 for each Board and committee meeting attended in person or by telephonic communications.

Compensation Committee Report

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on the review and discussions referenced above, the compensation committee recommended to the Board of Directors that the Compensation Discussion and Analysis referred to above be included in this Proxy Statement.

COMPENSATION COMMITTEE OF THE

BOARD OF DIRECTORS

Steven W. Krablin (Chair)

Bernie W. Stewart

David A. Trice

March 24, 2008

Compensation Committee Interlocks and Insider Participation

The current members of our compensation committee are Messrs. Krablin, Stewart, and Trice. None of our executive officers, employees or former executive officers serve on the compensation committee. None of our executive officers serve as a member of a compensation committee or Board of Directors of any other entity, which has an executive officer serving as a member of our Board of Directors.

Mr. David A. Trice, one of our directors and a member of the compensation committee, serves as the President, Chief Executive Officer and Chairman of the Board of Directors of Newfield Exploration Company (NYSE:NFX). From time to time in the ordinary course of business, Newfield Exploration Company is a customer of the Company. In 2007, total payments to the Company from Newfield Exploration Company were approximately $7,400,000.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding the beneficial ownership of our voting securities as of April 7, 2008:

•	each person who is known to us to be the beneficial owner of more than 5% of our voting securities;

•	each of our directors; and

•	each of our executive officers and all of our executive officers and directors as a group.

Unless otherwise indicated, each person named below has an address in care of our principal executive offices and has sole power to vote and dispose of the shares of voting securities beneficially owned by them, subject to community property laws where applicable.

Name	Shares of Common Stock Beneficially Owned (†)		Percentage of Common Stock Beneficially Owned (%)
Executive Officers and Directors:
Todd M. Hornbeck	741,827	(1)	2.8%
James O. Harp, Jr.	130,397	(2)	*
Carl G. Annessa	155,061	(3)	*
Samuel A. Giberga	44,183	(4)	*
John S. Cook	53,575	(5)	*
Larry D. Hornbeck	149,713	(6)	*
Bruce W. Hunt	57,225	(7)	*
Steven W. Krablin	8,666	(8)	*
Patricia B. Melcher	28,909	(9)	*
Bernie W. Stewart	40,719	(10)	*
David A. Trice	19,625	(11)	*
All directors and executive officers as a group (11 persons)	1,429,900	(12)	5.4%
Other 5% Stockholders:
FMR LLC	2,529,127	(13)	9.7%
William Herbert Hunt Trust Estate	2,058,391	(14)	7.9%
Rainier Investment Mgmt, Inc.	1,780,283	(15)	6.8%
Prudential Financial, Inc.	1,531,787	(16)	5.9%

*	Indicates beneficial ownership of less than 1% of the total outstanding common stock.
†	“Beneficial ownership” is a term broadly defined by the Commission in Rule 13d-3 under the Securities Exchange Act of 1934, as amended, and includes more than typical forms of stock ownership, that is, stock held in the person’s name. The term also includes what is referred to as “indirect ownership”, meaning ownership of shares as to which a person has or shares investment or voting power. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares as of April 7, 2008 that such person or group has the right to acquire within 60 days after such date.
(1)	Includes 20,000 shares held by two family trusts for which Todd M. Hornbeck either serves as trustee or holds voting power pursuant to a power of attorney, options to purchase an aggregate of 200,266 shares, and 30,000 shares of performance-based restricted stock that are subject to forfeiture.
(2)	Includes options to purchase an aggregate of 93,000 shares of common stock and 14,600 shares of performance-based restricted common stock that are subject to forfeiture.
(3)	Includes options to purchase an aggregate of 90,000 shares of common stock and 14,600 shares of performance-based restricted common stock that are subject to forfeiture.
(4)	Includes options to purchase an aggregate of 32,133 shares of common stock and 11,750 shares of performance-based restricted common stock that are subject to forfeiture.

(5)	Includes options to purchase an aggregate of 41,933 shares of common stock and 10,500 shares of performance-based restricted common stock that are subject to forfeiture.
(6)	Includes options to purchase an aggregate of 24,125 shares of common stock.
(7)	Includes options to purchase an aggregate of 33,725 shares of common stock. Mr. Hunt is a representative of the William Herbert Hunt Trust Estate. As such, Mr. Hunt may be deemed to have voting and dispositive power over the shares beneficially owned by the Trust Estate, as described in the table above and the related footnotes. Mr. Hunt disclaims beneficial ownership of the shares owned by the Trust Estate.
(8)	Includes options to purchase an aggregate of 2,666 shares of common stock.
(9)	Includes options to purchase an aggregate of 9,659 shares of common stock.
(10)	Includes options to purchase an aggregate of 35,219 shares of common stock.
(11)	Includes options to purchase an aggregate of 12,125 shares of common stock.
(12)	Includes options to purchase an aggregate of 574,851 shares of common stock and 81,450 shares of restricted common stock that are subject to forfeiture.
(13)	Based on a Schedule 13G/A dated February 14, 2008 filed with the SEC reflecting shares beneficially owned by the reporting person at December 31, 2007. FMR Corp’s address is 82 Devonshire Street, Boston Massachusetts 02109.
(14)	Based on a Schedule 13G dated February 8, 2005 filed with the SEC to reflect shares beneficially owned by the reporting person at December 31, 2004. To the Company’s knowledge, there were no transactions by the Trust Estate relating to the Company in 2005, 2006 or 2007. The Trust Estate’s address is 3900 Thanksgiving Tower, 1601 Elm Street, Dallas, Texas 75201.
(15)	Based on a Schedule 13G dated March 4, 2008 filed with the SEC reflecting shares beneficially owned by the reporting person at December 31, 2007. Rainier Investment Management's address is 601 Union Street, Suite 2801, Seattle, WA 98101.
(16)	Based on a Schedule 13G dated February 6, 2008 filed with the SEC reflecting shares beneficially owned by the reporting person at December 31, 2007. Prudential Financial Inc's address is 751 Broad Street, Newark, New Jersey 07102.

Certain Relationships and Related Transactions

The following is a discussion of transactions between our Company and its executive officers, directors and stockholders owning more than 5% of our common stock. We believe that the terms of each of these transactions were at least as favorable as could have been obtained in similar transactions with unaffiliated third parties.

Under the terms of certain agreements, various persons, including Todd M. Hornbeck, Troy A. Hornbeck, Larry D. Hornbeck, James O. Harp, Jr., Carl G. Annessa, Patricia B. Melcher, David A. Trice, and the William Herbert Hunt Trust Estate, have the right to include some or all of their shares of common stock of the Company in any registration statement that we file involving our common stock, subject to certain limitations. Messrs. Todd and Troy Hornbeck and the holders of a majority of the shares of our common stock issued in a November 2000 private placement, are entitled to require us to file a registration statement under the Securities Act of 1933 to sell some or all of the common stock held by them.

Todd M. Hornbeck and Troy A. Hornbeck have agreed to give us notice of, and an opportunity to make a competing offer regarding, a decision by either of them to sell or consider accepting an offer to sell to a single person or entity shares of common stock representing 5% or more of our common stock, other than in compliance with Rule 144 or to an affiliate or family member of the holder. In addition, certain purchasers that participated in our 2003 private placement agreed to a similar restriction prohibiting the transfer of any of their shares of our common stock to any person or entity that is a competitor of ours.

The Company has entered into indemnity agreements with its executive officers and directors that provide, among other things, that the Company will indemnify such officer or director, under the circumstances and to the extent provided in the agreement, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as an executive officer and director of the Company, and otherwise to the fullest extent permitted under Delaware law and the Company’s Bylaws. These agreements are in addition to the indemnification provided to the Company’s officers and directors under its Bylaws and in accordance with Delaware law. The Company has agreed to indemnify Todd M. Hornbeck, the Company’s President and Chief Executive Officer for any claims, demands, causes of action and damages that may arise from use of his personal boat for Company business purposes.

For the past nine years, Larry D. Hornbeck’s family has personally supported the development of the Company by hosting numerous events at the Hornbeck Family Ranch, located in Houston County, Texas, including constructing at their own expense, a hunting lodge and related facilities. The Hornbeck Family Ranch and related facilities have been used for functions intended to foster client and vendor relations, management retreats, Board meetings and special Company promotional events. Until December 31, 2005, these facilities were used by the Company without charge.

The Board has determined that the use of the Hornbeck Family Ranch in the past and going forward has been and is beneficial to the Company’s business. As of February 14, 2006, the Company entered into a Facilities Use Agreement and affected an amendment to an existing Indemnification Agreement with Larry D. Hornbeck, one of our directors. The Facilities Use Agreement and the amendment to such Indemnification Agreement are effective as of January 1, 2006, and were approved by our audit committee and by the independent members of the Board of Directors on February 14, 2006. The Indemnification Agreement, as amended, provides that the Company will indemnify Mr. Larry Hornbeck and certain other indemnitees for any claims, demands, causes of action and damages that may arise out of the Company’s use of the Hornbeck Family Ranch and related facilities.

The agreements govern the Company’s use of the Hornbeck Family Ranch and related facilities. The Facilities Use Agreement will remain in effect until December 31, 2008 unless it is terminated or extended by its terms. The Facilities Use Agreement automatically renews on an annual basis unless either party provides the other party 30 day’s written notice of termination. The Facilities Use Agreement also provides that the Company will pay Mr. Larry Hornbeck an annual use fee of $150,000 for the Company’s use of the facilities and reimburse Mr. Larry Hornbeck for certain other variable costs related to the Company’s use of the ranch facility. In addition to costs incurred directly by the Company for such activities, the Company replenishes expendable goods used by Company invitees to the facility.

In 2006, Larry D. Hornbeck transferred ownership of the land on which the Hornbeck Family Ranch is located to a family limited partnership in which trusts on behalf of the children of Todd M. Hornbeck and Troy A. Hornbeck are the limited partners. The general partner of the family limited partnership is controlled by Todd M. Hornbeck and Troy A. Hornbeck. The family limited partnership has entered into a long-term lease with Larry Hornbeck and acknowledged and agreed to the Company’s use of the Hornbeck Family Ranch and related facilities under the Facilities Use Agreement and the Indemnification Agreement.

The Company has provided, and may, from time to time in the future at its own expense and with Mr. Larry Hornbeck’s prior approval, provide additional amenities for its representatives and invitees. Certain of these amenities may, by their nature, remain with the property should the Company ever cease to use the Ranch. In approving the Facilities Use Agreement and establishing the use fee amount, the audit committee and independent members of the Board considered the costs of comparable facilities and determined that the combined facilities use fee and anticipated reimbursement of variable costs was substantially lower than costs for the use of such comparable facilities.

Mr. David A. Trice, one of our directors, serves as the President, Chief Executive Officer and Chairman of the Board of Directors of Newfield Exploration Company (NYSE:NFX), an independent oil and gas company engaged in the exploration, development and acquisition of crude oil and natural gas properties. From time to time in the ordinary course of business, Newfield Exploration Company is a customer of the Company. In 2007, total payments to the Company from Newfield Exploration Company were approximately $7,400,000.

Review, Approval or Ratification of Transactions with Related Persons.

We review any transaction in which the Company, a subsidiary of the Company, and our directors, executive officers or their immediate family members or any nominee for director or a holder of more than 5% of any class of our voting security are a participant and the amount of the transaction exceeds $120,000. Our General Counsel is primarily responsible for the development and implementation of processes and controls to obtain information from directors and officers with respect to a related party transaction, including information provided to management in the annual director and officer questionnaires. In addition, the Company has adopted a written Code of Business Conduct and Ethics for members of the Board of Directors that is located on the Governance page of the Company’s website, www.hornbeckoffshore.com. This policy requires disclosure by directors of any situation that involves, or may reasonably be inferred to involve, a conflict between a director’s personal interests and the interests of the Company. The Company’s practice when such matters have been disclosed has been to refer the matter for consideration and final determination by the audit committee or the independent directors of the Board, or both, which have considered the fairness of the transaction to the Company, as well as other factors bearing upon its appropriateness. In all such matters, any director having a conflicting interest abstains from voting on the matters.

Compliance with Section 16(a) of the Securities Exchange Act

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the Commission and the NYSE. Officers, directors and greater than 10% stockholders are also required by Commission regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on a review of the Forms 3 and 4 and amendments thereto filed during the 2007 fiscal year and written certifications provided to the Company, the Company believes that all of these reporting persons timely complied with their filing requirements.

Audit Committee Report

In accordance with its written charter adopted by the Board of Directors, the audit committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company.

Management is responsible for the Company’s financial statements, and the independent auditors are responsible for the examination of those statements.

In keeping with its responsibilities, the audit committee has met and held discussions with management, the independent auditors and the separate accounting consultants engaged to ascertain compliance with Section 404 of the Sarbanes-Oxley Act and to perform the internal audit function. Management represented to the audit committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles in the United States, and the audit committee has reviewed and discussed the consolidated financial statements with management and the independent auditors, both with and without management present. In addition, the audit committee has discussed with the Company’s independent auditors all communications required by generally accepted auditing standards, including those required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees”, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants. The audit committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and the independent auditor’s report and attestation on internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act, and has discussed with the independent auditors all relationships between the auditors and the Company that may bear on the auditor’s independence and any relationships that may impact their objectivity and independence and satisfied itself as to the auditor’s independence. The audit committee also discussed with management, the independent consultant and professionals performing the internal audit function and the independent auditors the quality and adequacy of the Company’s internal controls. The audit committee reviewed with the independent auditor its audit plans, audit scope and identification of audit risks and reviewed the audited financial statements of the Company as of and for the fiscal year ended December 31, 2007, with management and the independent auditors.

Based on the audit committee’s discussions with management and the independent auditors, and the audit committee’s review of the audited financial statements, representations of management and the report of the independent auditors, the audit committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2007 as filed with the Securities and Exchange Commission. The audit committee reappointed Ernst & Young LLP as independent accountants and auditors for the 2008 fiscal year, subject to stockholder approval.

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Patricia B. Melcher (Chair)

Bruce W. Hunt

Steven W. Krablin

Bernie W. Stewart

March 25, 2008

Other Matters

Neither we nor any of the persons named as proxies know of matters other than those described above to be voted on at the 2008 Annual Meeting of Stockholders. However, if any other matters are properly presented at the Annual Meeting, it is the intention of the persons named as proxies to vote in accordance with their judgment on these matters, subject to the direction of the Board of Directors.

Our 2007 Annual Report to Stockholders, which contains a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, accompanies this Proxy Statement, but is not to be deemed a part of the proxy soliciting material.

Stockholders may also obtain a copy of the Company’s Annual Report on Form 10-K most recently filed with the Commission without charge by writing to the Corporate Secretary of the Company at 103 Northpark Boulevard, Suite 300, Covington, Louisiana 70433. The Company’s Annual Report on Form 10-K and other filings with the Commission may also be accessed on the Company’s website at www.hornbeckoffshore.com .

By order of the Board of Directors,

Paul M. Ordogne

Corporate Secretary

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HORNBECK OFFSHORE SERVICES, INC.

ANNUAL MEETING OF STOCKHOLDERS

May 28, 2008

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The stockholder hereby appoint(s) Paul M. Ordogne and James O. Harp, Jr., or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Hornbeck Offshore Services, Inc. that the stockholder(s) are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 a.m. Central Time on May 28, 2008, at the Houston Airport Marriott at Bush Intercontinental Airport located at 18700 John F. Kennedy Boulevard, Tower Suites Level, Brazos A and B in Houston, Texas 77032 and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR EACH PROPOSAL.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD

PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) CONTINUED AND TO BE SIGNED ON REVERSE SIDE

HORNBECK OFFSHORE SERVICES, INC.

C/O PROXY SERVICES

P.O. BOX 9142

FARMINGDALE, NY 11735

VOTE BY INTERNET—www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by HORNBECK OFFSHORE SERVICES, INC. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE—1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to HORNBECK OFFSHORE, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

HORNBECK OFFSHORE SERVICES, INC.
The Board of Directors recommend a vote “FOR” items 1, 2 and 3.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
Vote on Directors
1.	ELECTION OF DIRECTORS
Nominees:
01) Todd M. Hornbeck
	02) Patricia B. Melcher	☐	☐	☐

Vote on Proposals		For	Against	Abstain

2.	Ratification of Selection of Auditors – To ratify the reappointment of Ernst & Young, LLP as the Company’s independent registered public accountants and auditors for the current fiscal year.	☐	☐	☐

3.	Other business – To transact such other business as may properly come before the Annual Meeting and any postponements or adjournments thereof.

The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, this proxy will be voted FOR items 1, 2 and 3. If any other matters properly come before the meeting, or if cumulative voting is required, the person named in this proxy will vote in their discretion.

For address changes and/or comments, please check this box and write them on the back where indicated.			☐

Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer.

	Yes	No
Please indicate if you plan to attend this meeting.	☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date